As filed with the Securities and Exchange Commission on August 13, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN PACIFIC INVESTCORP LP
(Exact Name of Registrant As Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6500 (Primary Standard Industrial Classification Code Number)	27-3175534 (I.R.S. Employer Identification Number)

295 Madison Ave., 2nd Fl.
New York, New York 10017
P: (212) 545-1100
F: (212-545-1355

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants’ Principal Executive Offices)

Michael Pilevsky
President and Co-Chief Executive Officer
295 Madison Ave., 2nd Fl.
New York, New York 10017
P: (212) 545-1100
F: (212-545-1355
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:
Sunny J. Barkats, Esq.
JSBarkats PLLC
100 Church Street, 8th Fl.
New York, New York 10007
P: (646) 502-7001
F: (646) 607-5544
www.JSBarkats.com

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Common unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common units representing limited partner interests	$187,000,000	$11.00	$187,000,000	$13,333.10

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) for the direct offering.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated ___, 2010

PROSPECTUS

17,000,000 Common Units

Representing Limited Partnership Interests

          This is our initial public offering. We are offering a maximum of 17,000,000 and a minimum of 8,555,556 common units on a “self-underwritten” best efforts basis, which amount may be increased at the discretion of our General Partner’s Board of Directors (as defined hereafter.)General Partner.  The officers and directors of American Pacific Investcorp, LP (the “Company) intend to sell the common units described in this offering directly. Our officers and directors and affiliates thereof will not be purchasing any common units in this offering.  The intended methods of communication include, without limitation, telephone and personal contact. For more information, see the section titled “Plan of Distribution” herein. The proceeds from the sale of the common units in this offering will be payable to the Company.  This offering will end 90 days after the effective date of the registration statement, unless earlier terminated or extended in our sole and absolute discretion.

          We intend to apply to list our common units on a U.S. national exchange including but not limited to the Nasdaq Global Market under the symbol “APIC” if available to us.

          Prior to this offering, there has been no public market for our common units. We anticipate that the initial public offering price will be between $9.00 and $11.00 per common unit agreed upon according to a specific valuation undertaken by our management and discussed hereafter in this prospectus.

This investment involves a high degree of risk. You should purchase common units only if you can afford a complete loss of your investment. You should consider the risks which we have described in "Risk Factors" beginning on page 7 before buying our common units.

          These risks include the following:

•
We may not have sufficient cash to enable us to pay the minimum quarterly distribution on our common units following establishment of cash reserves and payment of costs and expenses, including reimbursement of expenses to our General Partner;

•
Our General Partner, has sole responsibility for conducting our business and managing our operations, and its affiliates may have conflicts of interest with us  and they may favor their own interests to the detriment of us and our unit holders since the doctrine of corporate opportunity does not apply;

•	Holders of our common units have limited voting rights and are not entitled to elect our General Partner or its directors, or to remove our General Partner without its consent; and

•	Unit holders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

	Per Common Unit		Total
Maximum public offering price		$$11.00	$187,000,000

Proceeds, before offering expenses, to us	$		$187,000,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective or at all.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          We expect to deliver the common units to purchasers on or about 90 days after the effective date of the registration.

TABLE OF CONTENTS

Summary	Page 1

The Offering	Page 1

Selected Summary Financial Data	Page 5

Risk Factors	Page 7

Use of Proceeds	Page 21

Capitalization	Page 21

Dilution	Page 22

Cash Distribution Policy and Restrictions on Distributions	Page 23

Plan of Distribution	Page 25

Selected Historical and Unaudited Pro Forma Financial and Operating Data	Page 28

Management Discussion & Analysis	Page 30

Business Overview	Page 34

Management	Page 37

Executive Compensation	Page 42

Certain Relationships and related Party Transactions	Page 44

Conflicts of Interests and Financial Duties	Page 45

Description of Common Units	Page 46

The Partnership Agreement	Page 47

Material Tax Consequences	Page 52

You should rely only on the information contained in this document or to which we have referred you specifically. We have not authorized anyone to provide you with any other information that maybe different. This document may only be used where it is legal to sell securities. The information in this document may only be accurate on the date of this document.   This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful.

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FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated herein by reference contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of our Company and our subsidiaries. Among these risks and uncertainties are risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies and competition for residential and investment properties; and other risks and uncertainties detailed from time to time in our filings with the SEC. These risks include those set forth in the section of this prospectus called “Risk Factors.”

Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that cause our results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective dates of this prospectus and the documents incorporated herein by reference or other dates which are specified in those documents.

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SUMMARY

                   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before investing in our common units. You should read "Risk Factors" beginning on page[__] for information about critical risks that you should consider before buying our common units.

                   References in this prospectus to “American Pacific Investcorp LP," "we," "our," "us" or the “Company” or like terms refer to us and our subsidiaries.

OUR COMPANY

American Pacific Investcorp LP is a master limited partnership formed in Delaware on July 2, 2010, (the “Company”); our General Partner is American Pacific Investcorp Partner LP a Delaware limited partnership, and its managing partner is American Pacific Investcorp GP, LLC, a Delaware limited liability company (collectively the “General Partner”), our officers and directors are directly employed by American Pacific Investcorp GP, LLC.  American Pacific Investcorp LP, on a fully diluted basis and if this offering closes accordingly, will own a non dilutive aggregate of 12% general partnership interest in us.  We are a growth-oriented Delaware limited partnership formed to acquire, own and operate real estate property and related assets.

OUR BUSINESS

Our principal business is the acquisition, ownership, development, improvement, leasing, management and disposition of a broad spectrum of real estate properties, including commercial buildings, retail centers, office properties, residential properties, hotels and both residential and commercial condominiums.  Our day to day operations include all aspects of property management and strategic repositioning, tailored in each case to specific property needs and targeted to enhance each property.  In the event of a potential acquisition of a currently identified portfolio of thirty three (33) commercial office properties located in the state of Pennsylvania (the “Pennsylvania Portfolio”), where we initially  intend to increase our holdings by adding other properties with unrealized value to our portfolio going forward.  We intend to implement management and operational strategies that we believe may increase the long term value of our portfolio.

We seek specific opportunities to acquire, reposition and manage properties where we believe we can achieve higher cash flows and capital appreciation as a result of our specific expertise.  We shall utilize our considerable experience in virtually all aspects of real estate development, operation and lending to find the markets that we believe have favorable conditions to support growth in occupancy and rental rates, and to find emerging markets that have not yet reached full potential.  Our initial focus will be in Pennsylvania, where we have identify certain opportunities and  where we believe we can enhance the value of our properties through the execution of long term leases with complimentary and synergistic users, property refurbishment, and strategic sales.  However, we will not limit our efforts to any particular individual geographic area, market or submarket as we may find other opportunities in large metropolitan areas, suburban submarkets, smaller cities or rural locations.

                   As a master limited partnership, our primary business objective is to make quarterly cash distributions to our unit holders at our minimum quarterly distribution amount and, over time, increase our quarterly cash distributions. Initially, in the event we do acquire the identified Pennsylvania Portfolio, we intend to pay our common unit holders distributions of $0.164 per common unit per quarter, or $0.65 per common unit annually.

THE OFFERING

This is a self-underwritten public offering pursuant to which we are offering our common units for sale directly to the public.  Our common units will be offered on a best efforts basis, with a minimum purchase requirement of 8,555,556 common units.  We do not intend to use an underwriter for this offering, so there will not be any underwriting commissions or discounts.  Any funds raised from the offering will be held in escrow, with our independent third party escrow, until the close of the offering.

After a thorough valuation our management anticipates to launch our initial public offering based on a price between $9.00 and $11.00 per common unit.  Such price was determined based on the  expectation of providing our anticipated yield, to be between 6% and 6.5% per annum to our  unitholders. In the event that our common units maximum offer  is purchased, the gross proceeds to us before deducting expenses of the offering will be up to $187,000,000;   the expenses associated with this offering are estimated to be approximately of an aggregate of  $12,000,000 is 6.4% of the gross proceeds. If the minimum amount of our offered common units are purchased, the gross proceeds to us before deducting expenses of the offering shall be of an aggregate of  $77,000,000;  the expenses associated with this offering are estimated to be $4,480,000 or 6.4%.  The offering expenses consist of offering placement costs, legal and accounting, and marketing Investor Relation costs.  If all of our offered common units are not purchased, then the percentage of offering expenses to gross proceeds will be higher and a lower amount of proceeds will be realized from this offering.  We have set a minimum of 8,555,556 of our common units to be purchased for this offering to close, as well as maximum number of 17,000,000common units to be purchased, with the ability for, our board of directors to accept over subscriptions.    If we are unsuccessful in raising sufficient gross proceeds from this offering, then it is possible that our offering expenses may exceed our gross proceeds.

The following is a summary of the terms of our offering of common units.

Securities	Master limited partnership interests known as common units.

Maximum number of common units offered with the ability for our board of directors to accept over subscriptions.	17,000,000 common units.

Minimum number of common units offered.	8,555,556 common units

Use of proceeds.
We anticipate that the use the net proceeds of$175,000,000 (if the maximum number of common units are sold from this offering and based on an assumed initial offering price of $11.00 per common unit) after deducting offering expenses of approximately $12,000,000for the following purposes:

•      Acquisition of the Pennsylvania Portfolio for an estimated purchase price of $131,500,000plus additional closing costs of approximately$3,900,000.

•     The $3,900,000 closing cost shall be disbursed among the following: :
o     Real Estate Broker Fees
o     Acquisition Fees
o     Legal and Accounting
o     Third Party Costs
o     Transfer Taxes
o     Title Insurance
o     Miscellaneous Expenses

•      For the first quarter that we are publicly traded, we will pay investors in this offering a pro-rated distribution covering the period from the completion of this offering through __________________, 2011 based on the actual length of that period;

•      Pursuant and subject to the requirements of our partnership agreement, we will distribute all of our available cash on a quarterly basis as follows:  88% to the holders of common units and 12% to our General Partner, until each common unit has received the minimum quarterly distribution of $0.135 in the event that our units are priced at $9 per unit or $0.165 in the event our units are priced at $11 per unit ;

The offering expenses of an aggregate of $12,000,000shall be disbursed among the main following:
•      Offering Placement Costs
•      Legal and Accounting
•      Marketing/Investor Relations services

Our General Partner is is entitle  to 50% of the distributable income of any capital gain or capital event, such distributable income from a capital event  shall be defined as  any income calculated after all costs have been paid by us including costs at the General Partner level and after depreciation, to our unitholders.
Such a  capital gain or capital event shall also include but is not limited to the sale of any of our properties and/or its refinancing..
General Partner
The Incentive Distribution Rights (as defined below) to our General Partner are triggered in the event that a cash distribution to our unitholders exceed $0.135 or $0.165 per common unit in any quarter, our unitholders and our General Partner will receive distributions according to the following percentage allocations:

If the cash distributions to unit holders are above $0.135 or $0.165   up to $____, then our General Partner will be entitled to an additional 2% of that quarter’s distributable income.
               If the cash distributions to unit holders are above $___          up to $___, then our General Partner will be entitled to an additional 5% of that quarter’s distributable income.

              If the cash distributions to unit holders are above $___ up to $___, then our General Partner will be entitled to an additional 7% of that quarter’s distributable income.

•      These percentage interests in the quarterly cash distribution for our General Partnerare exclusive of its non dilutive 12% General Partner ownership and are only an increase in the distribution rights rather than ownership increases We refer to the additional increasing distributions of  our General Partner as “Incentive Distribution Rights”

•      It is our belief that, based on our financial forecast and related assumptions that we will have sufficient available cash to pay the minimum quarterly distribution of $0.135 if our units are priced at $9 per unit or $0.165 if our units are priced at $11 per unit.

Issuance of Additional Common Units	• Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unit holders.

Limited voting rights
•      Our General Partner will manage and operate us. Unlike the holders of common stock in a corporation, our unit holders will have only limited voting rights on matters affecting our business. For example, our unit holders will have no right to elect our General Partner or its directors on an annual or other continuing basis. Our general partner may not be removed without such General Partner’s consent.

Exchange Listing
•      We intend to apply to list our common units on a U.S. national exchange as soon as practical such as the Nasdaq Global Market or any other national exchange, under the symbol “APIC” if such symbol is made available to us.

Risk Factors

                   An investment in our common units involves risks. Those risks are described under the caption “Risk Factors” beginning on page 7.

Acquisition Activities

We intend to apply to list our common units on a U.S. national exchange as soon as practical such as the Nasdaq Global Market or any other national exchange, under the symbol “APIC” if such symbol is made available to us.

Principal Executive Offices

                   Our principal executive offices are located at 295 Madison Ave., 2nd Fl., New York, NY 10017. Our phone number is (212) 545-1100.

Organizational Structure

The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions.

Pektor Holdings II GP LLC
American Pacific Investcorp GP, LLC (0.1%)
Individuals and American Pacific Investcorp GP as nominal limited partner (99.99%)
The LLC will sign as the "Organizational Limited Partner and is issued a nominal number of common units of the MLP
Pektor Holdings II, L.P. (LP of PA Group)
American Pacific Investcorp Partner, LP GP of MLP (12%)
Public Investor Limited Partners (88%)
50%
50%
12%
33%
Pennsylvania Investcorp , LP (GP of PA Portfolio)
American Pacific Investcorp LP MLP Limited Partner of Pennsylvania Portfolio
12%
33%
LV Investcorp, LP (Pennsylvania Portfolio - intended acquisition)

SELECTED SUMMARY FINANCIAL DATA

The following tables show summary combined audited historical financial and operating data of the Pennsylvania Portfolio and consolidated unaudited pro forma financial and operating data for American Pacific Investcorp LP for the periods and as of the dates presented, and should be read in conjunction with the unaudited pro forma financial statements and related notes of American Pacific Investcorp LP and the audited historical financial statements and related notes of the targeted Pennsylvania Portfolio included elsewhere in this prospectus.

Our summary pro forma statement of income data for the years ended December 31, 2009 and the three months ended March 31, 2010 and summary pro forma balance sheet data as of March 31, 2010 are derived from the unaudited pro forma financial data of American Pacific Investcorp LP based on the anticipated acquisition of the Pennsylvania Portfolio and is included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected at the closing of this offering had taken place on March 31, 2010, in the case of the pro forma balance sheet, and as of January 1, 2009, in the case of the pro forma statement of income for the year ended December 31, 2009 and for the three months ended March 31, 2010. These transactions include:

•	The proposed sale of 17,000,000 of our maximum common units offered (representing limited partner interests) for an aggregate proceeds of $174,726,000 ,excluding offering costs;

•	Our acquisition of (the Pennsylvania Portfolio, not including the estimated acquisition closing costs.

The pro forma financial data are not necessarily indicative of results of operations that would have occurred had this acquisition been consummated at the beginning of the periods presented or that might be attained in the future.

	Three Months Ended March 31,
	2010	2010	2009
	Pro-forma	Historical	Historical
	(Unaudited)	(Unaudited)	(Unaudited)

Statement of Income Data:
Revenue	$5,718,497	$5,718,497	$5,865,944
Operating expenses	2,383,476	2,383,476	2,522,756
Operating income before depreciation, amortization and general and administrative expenses	3,335,021	$3,335,021	$3,343,188
Depreciation and amortization	675,825
General and administrative	303,000
Net income	$2,356,196

General Partner interest in net income
Common unitholders’ interest in net income
Net income per common unit (basic and diluted)

Balance Sheet Data: (Pro forma)
Real estate assets	$131,107,200
Total assets	165,194,994
Total liabilities	1,416,500
Total equity	163,778,494

Other Data:
Adjusted EBITDA available to common unit holders	$3,032,021

	Year Ended December 31,
	2009	2009	2008	2007
	Pro-forma	Historical	Historical	Historical
	(Unaudited)

Statement of Income Data:
Revenue	$21,928,560	$21,928,560	$21,799,223	$21,290,165
Operating expenses	8,099,425	8,099,425	8,041,722	7,703,872
Operating income before depreciation, amortization and general and administrative expenses	13,829,135	$13,829,135	$13,757,501	$13,586,293
Depreciation and amortization	2,703,300
General and administrative	1,212,000
Total operating expenses	$9,913,835
Net income

General Partner interest in net income
Common unitholders’ interest in net income
Net income per common unit (basic and diluted)

Other Data:
Adjusted EBITDA available to common unit holders	$12,617,135

Non-GAAP Financial Measure

Management believes it is appropriate to exclude certain items from EBITDA because management believes these items affect the comparability of operating results. We define Adjusted EBITDA as net income (loss) before income tax expense, interest expense, depreciation and amortization expense and certain other items management believes affect the comparability of operating results. Adjusted EBITDA is a non-GAAP financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	Our operating performance as compared to other publicly traded partnerships in the real estate industry, without regard to capital structure, historical cost basis or financing methods;

•	Our ability to incur and service debt and fund capital expenditures;

•	The ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

            We believe that the presentation of Adjusted EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income on a pro forma basis:

	Three Months Ended March 31, 2010	Year Ended December 31, 2009

Reconciliation of Adjusted EBITDA to Net Income:
Net income	$2,356,196	$9,913,835
Depreciation and amortization expense	675,825	2,703,300
Adjusted EBITDA	$3,032,021	$12,617,135

RISK FACTORS

                   Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.  The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations.

                   If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Relating to Our Structure

We intend to pay periodic distributions to the holders of our common units, however, we are a holding company and substantially depend on the businesses of our subsidiaries to satisfy our obligations.

We are a holding company and will have no material assets other than our subsidiaries and will have no independent means of generating income. Consequently, our cash flow and our ability to make distributions with respect to common units likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of dividends, distributions, loans or otherwise.  The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in financing agreements and other agreements to which these subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. To the degree any distributions and transfers are impaired or prohibited, our ability to make distributions on our common units will be limited.

We are prohibited from making distributions to our common unit holders under certain circumstances and the holders of our common units may be required to return distributions that were made in violation of applicable law.

Under the Delaware Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years.

Our General Partner and our board of directors have the discretion to change our distribution policy.

The declaration and payment of any future distributions will be at the sole discretion of our General Partner; however, it requires our board of director’s approval to  change our distribution policy.  Our General Partner and the board of directors will take into account general economic business conditions, our strategic plans and prospects, our business and investment opportunities, the proceeds, if any, from divestitures, our financial condition and operating results, compensation expense, working capital requirements, anticipated cash needs and the availability of adequate cash flow from the operations of our subsidiaries, contractual restrictions and obligations, restrictions contained in our financing arrangements, if any, our issuances of additional equity or debt, legal, tax and regulatory restrictions, restrictions or other implications on the payment of distributions by us to the holders of our common units or by our subsidiaries to us and such other factors as our General Partner and the board of directors that they may deem relevant.

Our partnership status could be changed by the Internal Revenue Service and we may become taxable as a corporation.

We believe that we are properly treated as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. However, the Internal Revenue Service (IRS) could challenge our partnership status and we could fail to qualify as a partnership for future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income as defined in Section 7704 of the Code.  Our qualifying income includes, without limitation, interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income, in which case we will have to pay U.S. Federal, state and local income tax on our taxable income at the applicable tax rates and not have the benefit of income, gains, losses, deductions or credits flowing through them.

The cost of paying Federal and possibly state and local income tax going forward could be a significant liability and would reduce our funds available to make distributions to holders of our  common units, which could cause a reduction in the value of our common units.  Further, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. To meet the qualifying income test we may structure transactions in a manner which is less advantageous than if this were not a consideration, or we may avoid otherwise economically desirable transactions.

Our property taxes could increase due to property tax rate changes or reassessment, which could adversely impact our cash flows.

Even if we qualify as a master limited partnership for federal income tax purposes, we will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. If the property taxes we pay increase, our ability to pay expected distributions to our unit holders could be materially and adversely affected.

Permanent changes in tax law could adversely affect us.

Changes in tax law could adversely affect us. Legislation has been introduced in Congress which, if enacted, could have a material adverse effect on us. The proposals include legislation which would tax publicly traded partnerships engaged in the investment management segment, such as us, as corporations. If such legislation were enacted it would materially increase our taxes. As an alternative, we might be required to restructure our operations, and possibly dispose of certain of our properties, in order to avoid or mitigate the impact of any such legislation.

The holders of our common units may be subject to state and local taxes and return filing requirements as a result of owning our common units.

In addition to U.S. Federal income taxes, holders of our common units may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of our common units do not reside in any of those jurisdictions. Holders of our common units may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, holders of our common units may be subject to penalties for failure to comply with those requirements. In some instances we may be required to pay composite or withholding taxes on behalf of non-resident limited partners in some states, however, outside of these instances, it is the responsibility of each unit holder to file all U.S. Federal, state and local tax returns that may be required of such unit holder.

The holders of our common units will be subject to U.S. federal income tax on their share of our taxable income, regardless of whether they receive any cash distributions, and may recognize income in excess of cash distributions.

A U.S. unit holder will be subject to U.S. Federal, state, local and possibly, in some cases, foreign income taxation on its allocable share of our income, gain, loss, deduction and credit (including its allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis), regardless of whether or when such unit holder receives cash distributions.

The holders of our common units may not receive cash distributions equal to their allocable share of our net taxable income. In addition, certain of their holdings or entities treated as partnerships for U.S. Federal income tax purposes may produce taxable income prior to the receipt of cash relating to such income, and holders of our common units that are U.S. taxpayers may be required to take such income into account in determining their taxable income. In the event of an inadvertent termination of the partnership status for which the IRS has granted limited relief, each holder of our common units may be obligated to make such adjustments as the IRS may require to maintain our status as a partnership. Such adjustments may require the holders of our common units to recognize additional amounts in income during the years in which they hold such units. In addition, because of our methods of allocating income and gain among holders of our common units, you may be taxed on amounts that accrued economically before you became a unit holder. Consequently, you may recognize taxable income without receiving any cash.

In some circumstances, under the U.S. Federal income tax rules affecting partners and partnerships, the taxable gain or loss allocated to a unit holder may not correspond to that unit holder’s share of the economic appreciation or depreciation in the particular asset. This is primarily an issue of the timing of the payment of tax, rather than a net increase in tax liability, because the gain or loss allocation would generally be expected to be offset as a unit holder sold units. Although we expect that distributions we make should be sufficient to cover a holder's tax liability in any given year that is attributable to its investment in us, no assurances can be made that this will be the case. We will be under no obligation to make any such distribution and, in certain circumstances, may not be able to make any distributions or will only be able to make distributions in amounts less than a holder's tax liability attributable to its investment in us. Accordingly, each holder of common units should ensure that it has sufficient cash flow from other sources to pay all tax liabilities.

Tax gain or loss on disposition of our common units could be more or less than expected.

In the event of the sale of your common units, you will recognize a gain or loss equal to the difference between the amount realized and your adjusted tax basis allocated to those common units. Prior distributions to you in excess of the total net taxable income allocated to you will have decreased the tax basis in your common units. Therefore, such excess distributions will increase your taxable gain, or decrease your taxable loss, when the common units are sold and may result in a taxable gain even if the sale price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

A distribution in excess of our current and accumulated earnings and profits may be considered a return of capital and thus reduce the unit holder’s tax basis in their common units.

All distributions will be made at the discretion of the board of directors of our General Partner and will depend on our earnings, our financial condition, maintenance of our master limited partnership qualification and other factors as our board of directors may deem relevant from time to time. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such units. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

 We do not expect to be able to furnish to each unit holder specific tax information within 90 days after the close of each calendar year, which means that holders of common units who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return.

As a publicly traded partnership, our operating results, including distributions of income, distributions, gains, losses or deductions, and adjustments to carrying basis, will be reported on Schedule K-1 and distributed to each unit holder annually. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for the unit holders. For this reason, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year.

Our assets may be subject to impairment charges.

We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded.

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. Federal income tax purposes.

We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of our partnership would, among other things, result in the closing of our taxable year for all unit holders, and thus may impair your investment.

Bankruptcy of our General Partner could place us into voluntary bankruptcy.

Our General Partner has the power to put us into voluntary bankruptcy without approval from common unit holders.   Should our General Partner  come under financial stress and choose to file for bankruptcy protection on its own behalf, it could potentially be in the interest of the General Partner to also put us into voluntary bankruptcy and then petition the bankruptcy court to substantively consolidate the assets of both us and the General Partner.

Since we are a limited partnership, you may not be able to pursue legal claims against us in U.S. federal courts.

We are a limited partnership organized under the laws of the state of Delaware. Under the federal rules of civil procedure, you may not be able to sue us in federal court on claims other than those based solely on federal law because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may not be possible for you to attempt to sue us in a federal court because we have citizenship in and operations in many states. Accordingly, you will be limited to bringing any claims in state court.

Our common unit holders do not elect our General Partner or vote on our general partner’s directors.

Our common unit holders do not elect our General Partner or our board of directors and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unit holders are dissatisfied with the performance of our General Partner, they have no ability to remove our General Partner, with or without cause.

Except in limited circumstances, our General Partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our General Partner has full power and authority to do all things on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, transfer, sale, lease, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

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the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our General Partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to our unitholders is affected by decisions of our General Partner regarding such matters as:

•	amount and timing of asset purchases and sales;

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cash expenditures for, and among other things, operating expenses (and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus);

•	borrowings;

•	Other activities outside the ordinary course of business

•	issuance of additional units; and

•	the creation, reduction, or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our General Partner and our  board of directors to our unitholders, including borrowings that have the purpose or effect of enabling our General Partner or its affiliates to receive incentive distribution rights. For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units.

The control of our General Partner may be transferred to a third party without our consent.

Our General Partner may directly or indirectly transfer its General Partner interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without our consent or the consent of our common unit holders. Furthermore, the parent of our General Partner may directly or indirectly sell, or, directly or indirectly transfer, all or part of their interests in our General Partner or its constituent members without our approval.

A new General Partner may not be willing or able to acquire new properties and could acquire properties that have investment objectives and governing terms that differ materially from those of our current properties. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as our track record. If any of the foregoing were to occur, we could experience difficulty in acquiring new properties, and the value of our portfolio of properties, our business, our results of operations and our financial condition could materially suffer.

We are a Delaware limited partnership, and there are certain provisions in our limited partnership agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law in a manner that may be less protective of the interests of our common unit holders.

Our limited partnership agreement provides that the directors and officers of our General Partner do not have liability to us for acts or omissions. In contrast, under the Delaware General Corporation Law, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Therefore, our limited partnership agreement is less protective of the interests of our common unit holders when compared to the Delaware General Corporation Law, insofar as it relates to the exculpation and indemnification of our officers and directors.

Our General Partner is not required to have a majority of independent directors on its board of directors.

Generally, a public company must have a majority of independent board members as defined by both the Securities and Exchange Commission and the Nasdaq Stock Exchange.  We, however, are considered a “controlled company,” which is a company of which more than 50% of the voting power is held by an individual, a group or another company within the meaning of the Nasdaq Stock Exchange rules.  Since our General Partner has full voting power, we are a “controlled company, and may elect to not comply with certain corporate governance requirements of the Nasdaq Stock Exchange, including, without limitation:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that if we have a nominating/corporate governance committee, it must be composed entirely of independent directors; and

•	the requirement that if we have a compensation committee, it must be composed entirely of independent directors.

Our board is not currently, and in the future will not be, comprised of a majority of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Exchange.

Our ability to sell equity to expand our business will depend, in part, on the market price of our common units, and our failure to meet market expectations with respect to our business could negatively affect the market price of our common units and limit our ability to sell equity.

The availability of equity capital to us will depend, in part, on the market price of our common units which, in turn, will depend upon various market conditions and other factors that will change from time to time, including:

•	analyst reports about us and the master limited partnership industry, the extent of investor interest and our financial performance and that of our tenants;

•	General real estate market conditions

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the general reputation of master limited partnerships and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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general units and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common units to demand a higher annual yield from future distributions;

•	our ability to satisfy the distribution requirements applicable to master limited partnerships;

•	a failure to maintain or increase our cash distribution, which is dependent, to a large part, upon increased revenue from additional acquisitions and rental increases; and

•	other factors such as governmental regulatory action and changes in master limited partnerships tax laws.

Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common units and, as a result, the availability of equity capital to us.

We will rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business.

We expect to rely on external sources of capital, including debt and equity financing, to fund future capital needs. However, the recent U.S. and global economic crisis has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to make the investments needed to expand our business. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of the shares of our common units. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis on favorable terms;

We may be unable to complete acquisitions that would grow our business, and even if consummated, we may fail to successfully integrate and operate acquired properties.

Our growth strategy includes the disciplined acquisition of properties as opportunities arise. Our ability to acquire properties on satisfactory terms and successfully integrate and operate them is subject to the following significant risks:
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we may be unable to acquire desired properties because of competition from other real estate investors with more capital, including other master limited partnerships, publically traded partnerships,  real estate operating companies, REITs, publically traded companies and investment funds, and such competition  may significantly increase the purchase price of a desired property;

•	Tenancies in new acquisitions may terminate and vacancies may not be filled.

•	the process of acquiring or pursuing the acquisition of a new property may divert the attention of our senior management team from our existing business operations;

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agreements for the acquisition of properties are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate because, among other things, due diligence reveals unsatisfactory conditions based upon which purchases would be declined or the sellers are unable to satisfy conditions to closing;

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we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, casualty, condemnation, claims by tenants, vendors or other persons against the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations; and

•	we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties.

If we cannot complete property acquisitions on favorable terms, or operate acquired properties to meet our goals or expectations, our business, financial condition, results of operations, cash flow, per unit trading price of our common units and our ability to make distributions to our unit holders will be materially and adversely affected.

We may be unable to successfully expand our operations into new markets.

If the opportunity arises, we may explore acquisitions of properties in new markets. Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in our current markets is also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect our ability to expand into or operate in those markets. We may be unable to achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our business, financial condition and results of operations.

Distributions to our common unit holders may hinder our acquisition activity.

In order to qualify as a master limited partnership under the Internal Revenue Code of 1986, as amended, we will be required, among other things, to distribute each year to our unit holders at least 90% of our taxable income, excluding net capital gain. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needed to make investments and to satisfy or refinance maturing obligations.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we presently intend to use our best efforts to sell them for cash. However, in some instances, we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to unit holders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our unit holders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold or refinanced.

As a result of being a public company, we must implement certain financial and accounting systems, procedures and controls, which will increase our costs and require substantial management time and attention.

As a public company, we will incur significant legal, accounting and other expenses that we would not incur as a private company, including costs associated with public company reporting and corporate governance requirements  under the Sarbanes-Oxley Act of 2002. For example, in order to comply with such reporting requirements, we must have a process for evaluating our internal control systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company.  If we fail to implement proper overall business controls, our results of operations could be harmed and to the extent that any material weakness or significant deficiency exists in our consolidated subsidiaries’ internal control over financial reporting, such material weakness or significant deficiency may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws, which could also affect our ability to list and remain listed on Nasdaq.  In addition, if we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive an unqualified report from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common units and our ability to obtain any necessary equity or debt financing could suffer.

Furthermore, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. We cannot assure you that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our common units, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

Risks Related to Conflicts of Interest

Some members of our General Partner are involved in other business activities that may involve some level of conflicts of interest, or may compete with our company.

Individual members of our General Partner, have other business interests in real estate and other industries, and, from time to time, are actively involved in the management of other businesses, including, without limitation, those owned or controlled by our General Partner and/or its directors or officers or their respective affiliates. Accordingly, these individuals may focus a portion of their time and attention on managing these other businesses.

Conflicts may also arise in the future between our interests and the interests of the other entities and business activities in which such individuals are involved.  Except as provided in our partnership agreement, affiliates of our General Partner, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to our general partner, including all officers, and directors.  All directors, officers and employees of us and our General Partner and their respective affiliates will not be obligated to present corporate opportunities to us.  Notwithstanding the foregoing, General PartnerLV Investcorp LP has a right of first refusal with respect to any real estate opportunity located in the State of Pennsylvania. General PartnerFurthermore, American Pacific Investcorp GP, LLC may compete with us for investment opportunities and American Pacific Investcorp GP, LLC may own an interest in entities that compete with us on an operations basis.

Our partnership agreement does not restrict our General Partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our General Partner to determine any amounts to pay itself or its affiliates for any services rendered to us. Our General Partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our General Partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering or are entered into following the closing of this offering, will be the result of arm's-length negotiations. Further, our General Partner nd its affiliates will have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our General Partner or its affiliates to enter into any contracts of this kind.

Our General Partner intends to limit its liability regarding our obligations and controls the enforcement of it and its affiliates' obligations to us.

Our General Partner intends to limit its liability under contractual arrangements so that counterparties to such arrangements have recourse only against our assets, and not against our General Partner or its assets. Our partnership agreement provides that any action taken by our General Partner to limit its liability is not a breach of our General Partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. Any agreements between us, on the one hand, and our General Partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our General Partner and its affiliates in our favor.

Our General Partner determines which of the costs it incurs on our behalf are reimbursable by us and whether to retain separate counsel, accountants or others to perform services for us.

We will reimburse our General Partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us.  Our General Partner may decide to use the services of entities or persons affiliated with the General Partner and its principals and or members. Our partnership agreement provides that our General Partner will determine the expenses that are allocable to us, and it will charge on a fully allocated cost basis for services provided to us; the fully allocated basis charged by our General Partner does not include a profit component.  Further, the attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our General Partner or the conflicts committee and may perform services for our General Partner and its affiliates. We are not obligated to retain separate counsel for ourselves or the common unitholders in the event of a conflict of interest between our General Partner and its affiliates, on the one hand, and us or the common unitholders, on the other hand.

Our General Partner and our affiliates have limited fiduciary duties to us and the holders of our common units, which may permit them to favor their own interests to our detriment and that of the holders of our common units.

Our General Partner will manage the business and affairs of our business, and will be governed by a board of directors. Conflicts of interest may arise among our General Partnerand its affiliates, on the one hand, and us and our holders of common units, on the other hand. Our General Partner may favor its own interests and the interests of its affiliates over us and our holders of common units while also restricting the remedies available to holders of our common units for actions that, without these limitations, might constitute breaches of duty, including fiduciary duties. For example, our partnership agreement:

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permits our General Partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our General Partner. This entitles our General Partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any holders of common units;

•	provides that our General Partner will not have any liability to us or our holders of common units for decisions made in its capacity as a General Partner and
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provides that our General Partner  and its officers and directors will not be liable for monetary damages to us, our holders of common units or assignees for any acts or omissions, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the General Partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

By purchasing a unit, our unitholders of common units will become bound by the provisions in the partnership agreement, including the provisions discussed above.

Risks Related to Our Business

We are subject to risks inherent in the ownership of real estate.

We will own and manage commercial and residential properties that are subject to varying degrees of risk generally incident to the ownership of real estate and inherent in the particular types of real estate owned. Our financial condition, the value of our properties and our ability to make distributions to our common unit holders will be dependent upon our ability to operate our properties in a manner sufficient to generate profits, which may be affected by the following risks:

•      Changes in the economic climate in the markets in which we own and manage properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•      Increased incidence of defaults under existing leases due to the current economic environment;

•      Changes in real estate tax valuation assessments and other operating expenses (e.g.,  property and liability insurance, cleaning, utilities, repair and maintenance costs, administrative costs, security, landscaping, pest control, staffing and other general costs);

•      Changes in laws and regulations affecting properties (including, without limitation, tax, environmental, zoning and building codes, and housing laws and regulations);

•      Catastrophic property damage losses that are not covered by our insurance and expenditures that cannot be anticipated, such as unanticipated repairs;

•      Risks of personal injury claims and property damage and the results of litigation filed or to be filed against us; and

•      Changes in market conditions that may limit or prevent us from acquiring or selling properties and risks associated with property acquisitions, such as environmental liabilities.

If we cannot operate our properties to meet our financial expectations, our cash flow and per unit trading price of our common units and ability to make distributions to our unit holders could be materially and adversely affected. We cannot assure you that we will achieve our return objectives.

Real estate investments are generally illiquid.

The real estate investments made, and to be made, by us are difficult to sell quickly. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in tenancies, increased vacancy, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

We may be unable to source off-market deal flow in the future.

A key component of our growth strategy is to acquire additional residential and commercial real estate assets before they are widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal marketing process, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be materially and adversely affected.

We are exposed to risks associated with property development.

We may engage in development and redevelopment activities with respect to certain of our properties. If we do so, we will be subject to certain risks, including, without limitation:

•	the availability and cost of financing on satisfactory terms or at all;

•	construction costs of a property exceeding original estimates and occurrence of other unanticipated expenses related to the construction process;

•	the availability and timely receipt of zoning and other regulatory approvals and the existence of governmental moratoriums or restrictions;

•	the timely completion of construction, including unanticipated risks beyond our control, such as weather or labor conditions, strikes, material shortages and construction overruns; and

•	the ability to achieve an acceptable level of occupancy upon completion.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on our business.

We may not be able to compete effectively for acquisition opportunities.

The real estate market is highly competitive.  Competing properties may be newer or have more desirable locations than our properties.  If the market does not absorb foreclosed or newly constructed properties, market vacancies will increase and market rents may decline.  As a result, we may have difficulty leasing units within our properties and may be forced to lower rents on leases to compete effectively, which lowers the income we can generate.

In addition, we will compete to acquire properties with many entities, including, among others, national real estate companies, as well as local real estate companies and individuals.  Some competitors may have substantially greater financial resources than we do.  In addition, certain competitors may be willing to pay more for assets.  If competitors prevent us acquiring new properties, our cash flow and valuation may be impacted.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenue and reducing cash available for distributions to unit holders.

If adverse economic conditions continue in the real estate market and demand for office space remains low, we expect that, upon expiration of leases at our properties, we will be required to accommodate requests for renovations, build-to-suit remodeling and  improvements to common areas or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and attract new tenants in sufficient numbers, reposition properties. If we are unable to raise capital to make such expenditures or capital is otherwise unavailable, we may be unable to make the required improvements. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenue from operations and reduce cash available for distributions to unit holders.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenue does not increase, causing our results of operations to be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenue declines, we may not be able to reduce our expenses accordingly. Factors that may adversely affect our ability to control operating costs include:

•	the need to pay for insurance and other fixed operating costs, including real estate taxes, which could increase over time and generally will not be reduced even if a property is not fully occupied;

•	the need periodically to repair, renovate and re-lease space or the occurrence of emergency repairs;

•	the cost of compliance with governmental regulation, including zoning and tax laws;

•	the potential for liability under applicable laws; and

•	interest rate levels and the availability of financing.

If our operating costs increase as a result of any of the foregoing factors, our results of operations may be materially and adversely affected.  Further, if a property is mortgaged and we are unable to meet the mortgage payments, the lender could have a receiver appointed, accept a deed in lieu or foreclose on the mortgage and take possession of the property, resulting in a further reduction in net income.

We are dependent on our tenants for a significant portion of our revenue.

If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. In addition, certain of our properties may be occupied by a single tenant and, as a result, the success of these properties will depend on the financial stability of a single tenant. Under some circumstances, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount. Additionally, without regard to the manner in which a lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as possibly lower rental rates reflective of declines in market rents. We cannot assure you that we will have adequate sources of funding available to us for such purposes.

We would face potential adverse effects from tenant defaults, bankruptcies or insolvencies.

The bankruptcy or insolvency of tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs, including litigation and related expenses, in protecting our investment and re-leasing our property. If a tenant files for bankruptcy, we generally cannot evict the tenant solely because of such bankruptcy. A court may authorize a bankrupt tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under the lease. This shortfall could adversely affect our cash flow and results of operations.

We may be unable to renew leases or lease vacant space.

We cannot assure you that leases will be renewed or that our properties will be re-leased at rental rates equal to or above our existing rental rates. Our initial targeted acquisition properties are concentrated in Pennsylvania. Our performance, therefore, is initially linked to economic conditions and the market in one state.

We compete with a number of developers, owners and operators of commercial and residential real estate, many of which own properties similar to ours in the same markets in which our properties are located.  If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options in order to retain tenants when our tenants’ leases expire.

In addition, certain of the properties we acquire may have some level of vacancy at the time of completion of this offering and certain of our properties may be specifically suited to the particular needs of a tenant. Accordingly, portions of our properties may remain vacant for extended periods of time, which may cause us to suffer reduced revenue resulting in less cash available to be distributed to our unit holders. Moreover, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

Some of our leases may provide tenants with the right to terminate their lease early, which could have an adverse effect on our cash flow and results of operations.

Some of our leases may permit our tenants to terminate their leases as to all or a portion of the leased premises prior to their stated lease expiration dates under certain circumstances, such as providing notice and, in some cases, paying a termination fee. Further, early terminations can be effectuated by our tenants with little or no termination fee being paid to us. If our tenants exercise early termination rights, our cash flow and earnings will be materially and adversely affected, and we can provide no assurance that we will be able to generate an equivalent amount of net rental income by leasing the vacated space to new third-party tenants.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

There are certain types of risks, generally of a catastrophic nature, such as earthquakes, floods, windstorms, acts of war and terrorist attacks that may be uninsurable, or are not economically insurable, or are not fully covered by insurance. Moreover, certain risks, such as mold and environmental exposures, generally are not covered by insurance. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our equity in the affected property as well as the anticipated future cash flow from that property.

Even if a loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, we may reduce or discontinue insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Finally, our title insurance policies may not insure the current aggregate market value of our portfolio.

If any of our insurance carriers become insolvent, we could be adversely affected.

If any of our insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential of uncollectible claims due to carrier insolvency could adversely affect our results of operations and cash flows.

Litigation may result in unfavorable outcomes.

Like many real estate operators, we may be involved in lawsuits involving premises liability claims and alleged violations of landlord-tenant laws, which may give rise to class action litigation or governmental investigations. Any material litigation that may not be covered by insurance, such as a class action, could result in substantial costs being incurred.

We may incur significant costs complying with laws, regulations and covenants that are applicable to our properties.

Our properties may be subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Our growth strategy may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals, and our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on our business, financial condition and results of operations.

Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs.

In addition, federal and state laws and regulations, including laws such the ADA, may impose further restrictions on our operations. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may not be in compliance with the ADA. If one or more of the properties in our portfolio is not in compliance with the ADA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur damages or governmental fines. Failure to comply with applicable requirements could complicate our ability to lease or sell an affected property and could subject us to monetary penalties, costs required to achieve compliance and potential liability to third parties.  In addition, existing requirements may change and future requirements may require us to make significant unanticipated expenditures that would adversely impact our business, financial condition, results of operations, cash flow, the per unit trading price of our common units and our ability to make distributions to our unit holders.

We may be subject to environmental liability as an owner or operator of development and rental real estate.

Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under, in or from its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We cannot assure you that any assessments we conduct will disclose all potential liabilities, or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.

We depend on our key personnel.

 Our success depends upon the continued contribution of key members of our general partner, including, but not limited to, Michael Pilevsky, Co-President and Co-CEO, Seth Pilevsky Co-President and Co-CEO, Sheila Levine, Vice President and Secretary and Philip Pilevsky, Chairman of the Board, of our general partner, who may be difficult to replace. The loss of services of these executives could have a material adverse effect on our business.

Competition for skilled personnel could increase our labor costs.

We compete with various other companies in attracting and retaining qualified and skilled personnel who are responsible for the day-to-day operations of our properties. Competitive pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rents that we charge our tenants. If there is an increase in these costs or if we fail to attract and retain qualified and skilled personnel, our business and operating results could be harmed.

USE OF PROCEEDS

We currently intend to use the proceeds of this offering to acquire a certain Pennsylvania Portfolio from for an estimated purchase price of $131,500,000  plus closing costs estimated at an aggregate of $3,900,000. The estimated closing cost of $3,900,000 consists of real estate broker fees, acquisition fees, legal and accounting, third party costs, transfer taxes, title insurance and miscellaneous expenses.   Pennsylvania Investcorp, LP, without capital contribution, will be granted a 12% ownership interest in the entire Pennsylvania Portfolio and any future Pennsylvania acquisitions.  In addition to its ongoing 12% ownership interests in us, our General Partner American Pacific Investcorp PartnerLP shall be entitled to 50% of the Pennsylvania Investcorp, LP. For all acquisitions outside of Pennsylvania, our General Partner will remain with a non dilutive 12% ownership interest.  Furthermore, our General Partner will be entitled to 50% of the distributable income of any capital gain or capital event that is above cost after depreciation to our unitholders.

We shall pay all corporate costs including but not limited to employee salaries, consultant fees,  various reasonable overhead, legal and accounting costs out of the net operating income  generated by our properties before calculating distributable income to our General Partner and our unitholders.  In addition, you should read “Certain Relationships and Related Party Transactions” for further information regarding our relationship to Pennsylvania Investcorp, LP and other transactions with affiliates.

ESTIMATED USE OF PROCEEDS*: Aggregate Maximum Offering price 187,500,000
IPO Costs:	Estimated Fee
Offering Placement Costs	$12,662,510
Legal and Accounting	$400,000
Marketing	$200,000
Total 13,262,510
Acquisition Costs:	Estimated Fee
Purchase Price	$131,5000,000
Realco Development Inc.	$500,000
Acquisition Fee	$1,315,000
Legal & Accounting	$200,000
Third Party Costs	$225,150
Transfer Tax	$1,315,000
Title Insurance	$197,250
Miscellaneous	$100,000
Grand Total $148,614,910
American Pacific Investcorp LP Annual Operating and Administrative Expenses:	Estimated Fee
General Partner’s Employee Salary for Philip Pilevsky	$100,000
General Partner’s Employee Salary for Michael Pilevsky	$100,000
General Partner’s Employee Salary for Seth Pilevsky	$100,000
General Partner’s Employee Salary for Michael Arons	$72,000
Reporting/Compliance/SEC/Governance/Legal	$400,000
Board of Director Fees (9 people)	$90,000
Miscellaneous	$50,000
Total $1,212,000

*This is a conservative estimate reflecting our estimated costs in the event that we sale the maximum offering.

In the event that we are unable to acquire or choose not to acquire the Pennsylvania Portfolio or in the event that any net proceeds are not used for the purchase of the Pennsylvania property and operating expenses, the proceeds or net proceeds will be used to locate, identify, evaluate, and, acquire additional real estate throughout the United States under a similar ownership structure.  Other than as set forth in this prospectus, we have not reached any agreements, commitments or understandings for any acquisitions.

CAPITALIZATION

The following table shows our pro forma capitalization as of March 31, 2010, giving effect to the pro forma adjustments described in our unaudited pro forma financial data included elsewhere in this prospectus, including adjustments for our receipt of estimated net proceeds of $____ million from the issuance and sale of common units in this offering.

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the unaudited consolidated pro forma financial data and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Pro Forma
As of
March 31, 2010

Cash and cash equivalents	$32,278,494

Total equity:
Common units – public (1) (2)	163,778,494
General Partner interest	-
Total equity	163,778,494
Total capitalization	$163,778,494

(1)	An increase or decrease in the initial public offering price of $_.__ per common unit would cause the public common unitholders’ capital to increase or decrease by $__million.
(2)	A ___________ unit increase in the number of common units issued to the public would result in a $___ million increase in the public common unitholders’ capital.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of March 31, 2010, after giving effect to the offering of common units and the application of the related net proceeds, our net tangible book value was approximately $_______, or $____ per unit. Purchasers of common units in this offering will experience immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit

Increase in net tangible book value per unit attributable to purchasers in the offering
Less: Pro forma net tangible book value per unit after the offering (1)
Immediate dilution in tangible net book value per common unit purchasers in the offering (2)

(1)	Determined by dividing the total number of units to be outstanding after the offering (________ common units and the non-dilutive 12% General Partner interest.)) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.
(2)	If the initial public offering price were to increase or decrease by $____ per common unit, then dilution in net tangible book value per common unit would equal $_____ and $_____, respectively.

ANTI-DILUTION

 American Pacific Investcorp Partner LP shall maintain a non dilutive 12% minimum interest in us.  In the event of any transactions, subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the common units, the  non-dilutive 12% interest of our General Partner American Pacific Investcorp Partner LP will be correspondingly adjusted by issuing additional common units to American Pacific Investcorp Partner LP. However, the General Partner’s non dilutive 12% ownership will be adjusted based on an assessed amount as of the closing day of this offering and cannot be increased in the event that the General Partner disposes of its common unit privately.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

We believe that our unitholders are best served by our distributing substantially all of our available cash. Our partnership agreement generally defines available cash as, for each quarter, cash generated from our business in excess of the amount of cash reserves established by our General Partner to, among others, provide for the conduct of our business, to comply with applicable law or to provide for future distributions to our unitholders for any one or more of the next four quarters.  Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our holders of common units than would be the case were we subject to tax.

There is no guarantee, however, that we will distribute quarterly cash distributions to our unitholders. Our distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include, without limitation, the following factors:

•
Our General Partner has the authority to increase the amount of the reserves, which could result in a reduction in cash distributions from levels we currently anticipate for  our cash distribution policy;

•	Under the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets;

•
We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or selling, general and administrative expenses, tax expenses, working capital requirements and anticipated cash needs;

•
Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations;

•
Our ability to grow is dependent on our ability to access external expansion capital, including commercial bank borrowings and the issuance of debt and equity securities.  The incurrence of additional commercial borrowings or other debt to finance our growth would result in incurring interest expense, which in turn may impact the available cash that we have to distribute to our unitholders; and

•
We may issue additional units, the payment of distributions to which may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units.

Minimum Quarterly Distribution

Upon completion of this offering, the board of directors of our General Partner will adopt a policy pursuant to which, provided we have sufficient available cash, we will declare an initial quarterly distribution equal to a minimum of $0.135 if our units are priced at $9 per unit or $0.165 if our units are priced at $11 per unit per complete quarter. The minimum quarterly distribution will be paid no later than 45 days after the end of each fiscal quarter, beginning with the quarter ending December 31, 2010. This equates to an aggregate cash distribution of between $0.135 and $0.54 annually if our units are priced at $9 per unit or $0.165 and $0.66 annually if our units are priced at $11 per unit, in each case based on the number of common units and General Partner units outstanding immediately after completion of this offering. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption “Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the assumed number of outstanding common units and General Partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $0.135 per quarter if our units are priced at $9 per unit or $0.165 per quarter if our units are priced at $11 per unit ($0.54 per common unit or $0.66 per common unit, respectively, on an annualized basis).

	Number of			Distributions Per Unit
	Units			Per Quarter			Annualized
Common units	$	[17,000,000	]	$	[0.135~0.165	]	$	[0.54~0.66	]
General partner units	$	[2,318,182	]	$	[0.135~0.165	]	$	[0.54~0.66	]
Total		$19,318,182		$	[______	]	$	[______	]

At the closing of this offering, our General Partner will remain with an aggregate of a non-dilutive 12% of all distributions that we make prior to liquidation.

We will pay our distributions on or about the 15th day of each of February, May, August and November.  This assumes payment within 45 days after the end of the quarter to holders of record on or about the 1st day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately following the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through December 31, 2010 based on the actual length of the period.

We do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute substantially all of our available cash quarterly. Under our partnership agreement, available cash is generally defined to mean, for each quarter, cash generated from our business in excess of the amount of reserves established by our General Partner to provide for the conduct of our business, to comply with applicable law or to provide for future distributions to our unitholders for any one or more of the next four quarters.  The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our General Partner establishes in accordance with our partnership agreement.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our General Partner in its capacity as our General Partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Limited Partnership Act or any other law, rule or regulation or in equity. Our partnership agreement provides that, in order for a determination by our General Partner to be made in “good faith,” our General Partner must believe that the determination is in our best interest.

General Partner Interest and Incentive Distribution Rights

Initially, our General Partner will be entitled to its 12% non dilutive ownership distribution rights of all distributions that we make prior to our liquidation. Our General Partner's initial 12% interest in our distributions may not be reduced if we issue additional limited partner units in the future and our General Partner is not required to contribute a proportionate amount of capital to us to maintain its 12% General Partner interest.

Our General Partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 7%, of the cash we distribute from our net operating income, in excess of $______ per unit per quarter. The maximum distribution of 7.0% does not include distributions paid to our General Partner on its 12% General Partner interest.  In the event that a capital gains or capital event distribution is made, our General Partner is entitled to reduce the income distribution thresholds that trigger the General Partner’s incentive distribution rights.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT
RELATING TO CASH DISTRIBUTIONS

Our general partner, in its sole and absolute discretion, has the power and authority to retain or use partnership assets or revenues and may make such distribution to satisfy the anticipated present and future cash needs of the partnership (whether for operations, expansion, improvements, acquisitions or otherwise) from partnership assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time.

Under the Delaware Limited Partnership Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership (other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership), exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited and is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability).

PLAN OF DISTRIBUTION

We are offering for sale a maximum of 17,000,000 common units in a self-underwritten offering directly to the public at a price of between $9.00 -$11.00 per common unit. A minimum amount of 8,555,556 in common units must be sold in our direct offering, for an aggregate of  $77,000,000) should be raised in order to close on this offering. The arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds will be deposited into an escrow account until the close of the offering. We are offering the common units without any underwriting discounts or commissions.

Our offering price is between $9.00-$11.00 per common unit and was estimated by management based  upon an expected annual yield of 6% to 6.5% granted to our unitholders. and is not based upon earnings or operating history and  does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth, or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the common units. Such offering price was not based on the price of the issuance to our founders. Accordingly, the offering price should not be regarded as an indication of any future price of our common units.

There is currently no market for our common units. There can be no assurance that a market for our common units will be established or that, if established, such market will be sustained. Therefore, purchasers of our common units registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common units. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.  We intend applying for trading of our common units on a U.S. national exchange on the Nasdaq Stock Market upon the effectiveness of the registration statement of which this prospectus forms a part, but we cannot assure you that we will meet the requirements for listing on the Nasdaq Stock Market.

Common Units in this Offering Will Be Sold By Our Officers and Directors

This is a self-underwritten offering.  Our officers and directors will sell the common units directly to the public, with no commission or other remuneration payable to them for any common units that are sold by them.  There are no plans or arrangements to enter into any contracts or agreements to sell the common units with a broker or dealer.   Only after our registration statement is declared effective by the Securities and Exchange Commission, do we intend to advertise, through the internet and tombstones, and hold investment meetings in various states where the offering will be registered. Mr. Philip Pilevsky, the Chairman of the Board of Directors of our General Partner, will use his best efforts to sell the common units and intends to offer them to friends, family members and business acquaintances.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a.	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation;

b.
Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

c.	Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.
Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; (B) are not a broker or dealer, or have been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Rule (a)(4)(i)  and (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any common units in this offering.

 Results of Operations and Cash Available for Distribution

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $______ per unit each quarter for the twelve months ending _______, 2011. In those sections, we present two tables, consisting of:

•
“Partnership Unaudited Pro Forma Available Cash,” in which we present the amount of cash we would have had available for distribution on a pro forma basis for our fiscal year ended December 31, 2009 and the twelve months ended March 31, 2010, derived from our unaudited pro forma financial data that are included in this prospectus, as adjusted to give pro forma effect to the offering and the formation transactions; and

•
“Partnership Statement of Estimated Adjusted EBITDA,” in which we demonstrate our ability to generate the minimum estimated Adjusted EBITDA necessary for us to pay the minimum quarterly distribution on all units for each quarter for the twelve months ending ________, 2011.

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2009 and the Twelve Months Ended March 31, 2010

If we had completed the transactions contemplated in this prospectus on January 1, 2009, pro forma available cash generated for the year ended December 31, 2009 would have been approximately $12,600,000. This amount would have been sufficient to pay the minimum quarterly distribution of $____ per unit per quarter ($____ per unit on an annualized basis) on all of the common units.

If we had completed the transactions contemplated in this prospectus on April 1, 2009, our pro forma available cash generated for the twelve months ended March 31, 2010 would have been approximately $12,600,000. This amount would have been sufficient to pay the minimum quarterly distribution on all of the common units and a cash distribution of $____ per unit per quarter ($_____ per unit on an annualized basis).

Unaudited pro forma available cash also includes direct, incremental general and administrative expenses of approximately $1.2 million that we expect to incur as a result of becoming a publicly traded partnership. General and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the Nasdaq Global Market; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and director compensation. These expenses are not reflected in the historical combined financial statements of the Pennsylvania Portfolio.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our pro forma financial data have been prepared on an accrual basis. As a result, you should view the amount of pro forma available cash only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in earlier periods.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2009 and for the twelve months ended March 31, 2010, the amount of cash that would have been available for distribution to our unitholders, assuming in each case that this offering had been consummated at the beginning of such period. The information in this table was derived primarily from the unaudited pro forma financial statements included elsewhere in this prospectus.

	Year Ended	Twelve Months
	December 31,	Ended
	2009	March 31, 2010

Net Income	$9,913,835	$9,905,668
Add:
Depreciation and amortization expense	2,703,300	2,703,300
Adjusted EBITDA	12,617,135	12,608,968
Less:
Estimated capital expenditures	-	-
Pro Forma Available Cash	$12,617,135	$12,608,968

Pro Forma Cash Distributions
Distributions per unit
Distributions to public common unitholders
Distributions to our general partner
Total distributions
Shortfall

Estimated Adjusted EBITDA for Twelve Months Ending June 30, 2011

In order to fund the aggregate minimum quarterly distribution on all units for the twelve months ending December 31, 2011 totaling $______ million, we will need to generate Adjusted EBITDA of at least $____ million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Summary Unaudited Pro Forma Financial Data—Non-GAAP Financial Measure.” Based on the assumptions described below under “—Assumptions and Considerations,” we believe we will generate the minimum estimated Adjusted EBITDA of $______ million for the twelve months ending _______, 2011. This minimum estimated Adjusted EBITDA should not be viewed as management’s projection of the actual amount of Adjusted EBITDA that we will generate during the twelve months ending December 31, 2011. Furthermore, there is a risk that we will not generate the minimum estimated Adjusted EBITDA for such period. If we fail to generate the minimum estimated Adjusted EBITDA, we would not expect to be able to pay the minimum quarterly distribution on all of our units.

We have not historically made public projections as to future operations, earnings or other results. However, management has prepared the minimum estimated Adjusted EBITDA and related assumptions set forth below to substantiate our belief that we will have sufficient available cash to pay the minimum quarterly distribution to all our unitholders for each quarter in the twelve months ending December 31, 2011. This forecast is a forward-looking statement and should be read together with the historical financial statements and pro forma financial data and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The accompanying prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the minimum estimated Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay the minimum quarterly distribution to all unitholders for each quarter in the twelve months ending December 31,, 2011. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of our management. Holtz Rubenstein Reminick, LLP has neither compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Holtz Rubenstein Reminick, LLP does not express an opinion or any other form of assurance with respect thereto. The Holtz Rubenstein Reminick, LLP report included in this registration statement relates to the historical financial information of the Pennsylvania Portfolio. It does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those which would enable us to generate the minimum estimated Adjusted EBITDA.

We are providing the minimum estimated Adjusted EBITDA calculation to supplement our unaudited pro forma financial data and the historical consolidated financial statements of the Pennsylvania Portfolio in support of our belief that we will have sufficient available cash to pay the minimum quarterly distribution on all of our outstanding common and subordinated units for each quarter in the twelve months ending ________, 2011. Please read below under “—Assumptions and Considerations” for further information as to the assumptions we have made for the financial forecast.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

Twelve Months
Ended
December 31, 2011

Revenues	$22,671,131
Operating Expenses
Operating expenses	8,644,987
General and administrative	1,212,000
Depreciation and amortization expense	1,355,297
Total Operating Expenses	12,703,584
Net Income	9,967,547
Adjustments to reconcile net income to estimated Adjusted EBITDA:
Add:
Depreciation and amortization expense	1,355,297
Estimated Adjusted EBITDA	11,322,844
Adjustments to reconcile estimated Adjusted EBITDA to estimated cash available for distribution:
Less:
Estimated capital expenditures and leasing commissions	3,731,875
Estimated Cash Available for Distribution	$7,590,969

Distributions to public common unitholders
Distributions to our general partner
Total annualized minimum quarterly distributions
Excess of cash available for distribution over aggregate annualized minimum annual cash distributions
Calculation of minimum estimated Adjusted EBITDA necessary to pay aggregate annualized minimum annual cash distributions:
Estimated Adjusted EBITDA
Excess of cash available for distribution over minimum annual cash distributions
Minimum estimated Adjusted EBITDA necessary to pay aggregate annualized minimum quarterly distributions

Assumptions and Considerations

Set forth below are the material assumptions that we have made in order to demonstrate our ability to generate the minimum estimated Adjusted EBITDA for the twelve months ending December 31, 2011.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
FINANCIAL AND OPERATING DATA

The following tables show summary combined audited historical financial and operating data of the Pennsylvania Portfolio and consolidated unaudited pro forma financial and operating data for American Pacific Investcorp LP for the periods and as of the dates presented, and should be read in conjunction with the unaudited pro forma financial statements and related notes of American Pacific Investcorp LP and the audited historical financial statements and related notes of the targeted Pennsylvania Portfolio included elsewhere in this prospectus.

Our summary pro forma statement of income data for the years ended December 31, 2009 and the three months ended March 31, 2010 and summary pro forma balance sheet data as of March 31, 2010 are derived from the unaudited pro forma financial data of American Pacific Investcorp LP included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected at the closing of this offering had taken place on March 31, 2010, in the case of the pro forma balance sheet, and as of January 1, 2009, in the case of the pro forma statement of income for the year ended December 31, 2009 and for the three months ended March 31, 2010. These transactions include:

•	The proposed sale of ___ of our common units (representing limited partner interests) for aggregate proceeds of $174,726,000 ,excluding underwriting commissions and transaction costs

•	Our acquisition of 33 office and industrial flex properties, the Pennsylvania Portfolio, for $131,500,000, excluding acquisition closing costs

The pro forma financial data are not necessarily indicative of results of operations that would have occurred had this acquisition been consummated at the beginning of the periods presented or that might be attained in the future.

	Three Months Ended March 31,
	2010	2010	2009
	Pro-forma	Historical	Historical
	(Unaudited)	(Unaudited)	(Unaudited)

Statement of Income Data:
Revenue	$5,718,497	$5,718,497	$5,865,944
Operating expenses	2,383,476	2,383,476	2,522,756
Operating income before depreciation, amortization and general and administrative expenses	3,335,021	$3,335,021	$3,343,188
Depreciation and amortization	675,825
General and administrative	303,000
Net income	$2,356,196

General Partner interest in net income
Common unitholders’ interest in net income
Net income per common unit (basic and diluted)

Balance Sheet Data: (Pro forma)
Real estate assets	$131,107,200
Total assets	165,194,994
Total liabilities	1,416,500
Total equity	163,778,494

Other Data:
Adjusted EBITDA available to common unit holders	$3,032,021

	Year Ended December 31,
	2009	2009	2008	2007
	Pro-forma	Historical	Historical	Historical
	(Unaudited)

Statement of Income Data:
Revenue	$21,928,560	$21,928,560	$21,799,223	$21,290,165
Operating expenses	8,099,425	8,099,425	8,041,722	7,703,872
Operating income before depreciation, amortization and general and administrative expenses	13,829,135	$13,829,135	$13,757,501	$13,586,293
Depreciation and amortization	2,703,300
General and administrative	1,212,000
Total operating expenses	$9,913,835
Net income

General Partner interest in net income
Common unitholders’ interest in net income
Net income per common unit (basic and diluted)

Other Data:
Adjusted EBITDA available to common unit holders	$12,617,135

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the pro forma financial condition and results of operations included elsewhere in this prospectus, which include more detailed information regarding the basis of presentation for the following information.

Overview

American Pacific Investcorp LP is a master limited partnership formed in Delaware on July 2, 2010.  Our General Partner is American Pacific Investcorp Partner LP and has a non- dilutive 12% general partnership interest in us. We are a growth-oriented Delaware limited partnership formed to own one or more entities that will in turn own and operate real property and related assets.

Our principal business is the acquisition, ownership, development, improvement, leasing, management and disposition of a broad spectrum of real estate properties, including commercial buildings, retail centers, office properties, residential properties, hotels and both residential and commercial condominiums.  Our day to day operations include all aspects of property management and strategic repositioning, tailored in each case to specific property needs and targeted to enhance each property.  Following our attempted acquisition of the Pennsylvania Portfolio, we will seek to increase our holdings by adding lucrative properties and properties with unrealized value to our portfolio going forward.  We will implement management and operational strategies that we believe will increase the long term value of the portfolio.

Results of Operations

The following analysis of the results of operations is based upon the historical results of the Pennsylvania Portfolio and should be read in conjunction with the combined financial statements of Pennsylvania Portfolio for the three months ended March 31, 2010 and 2009 and the three years in the period ended December 31, 2009 included elsewhere in this Registration Statement.

The historical combined financial statements do not include certain historical expenses that may not be comparable to the expenses expected to be incurred in the future. Excluded expenses consist of depreciation and amortization as well as general and administrative expenses not directly related to the properties operations.

Three Months Ended March 31, 2010 to March 31, 2009 (unaudited)

	2010	2009	% Increase/ (Decrease)

Revenue:
Rental income	$3,555,875	$3,637,932	(2.26)%
Reimbursement from tenants of
operating expenses and other income	2,162,622	2,228,012	(2.93)%
Total Revenue	5,718,497	5,865,944

Operating Expenses:
Real estate taxes and insurance	654,230	642,966	1.75%
Rental property operating expenses	1,729,246	1,879,790	(8.01)%
Total Operating Expenses Before Depreciation, Amortization and General and Administrative Expenses	2,383,476	2,522,756	(5.52)%

Operating Income Before Depreciation, Amortization and General and Administrative Expenses	$3,335,021	$3,343,188	(.024)%

Rental income for the three months ended March 31, 2010 decrease by $82,057 or approximately 2.26% as compared to the same period for 2009. Rental revenues are generally derived from properties with single or multi-tenants, under long-term leases ranging from 3 to 10 years.  Therefore, rental revenues recognized under generally accepted accounting principles do not fluctuate significantly, but are affected by lease renewals and terminations.

Reimbursement from tenants of operating expenses for the three months ended March 31, 2010 decrease by $65,390 or approximately 2.93% as compared to the same period for 2009. Reimbursement from tenants fluctuate based on changes in vacancy rates and are relative to the underlying expenses that are billed to tenants for reimbursement in accordance with the lease agreement. Average occupancy rates for the periods ended March 31, 2010 and 2009 were approximately 92.34% and 92.55%, respectively. See discussion of fluctuations in operating expenses below.

Operating expenses for the three months ended March 31, 2010 decreased by $139,280, approximately 5.52% as compared to the same period for 2009. The decrease was primarily related to decreases in maintenance and cleaning costs of $190,836, offset by an increase in utilities of $53,224.

Year Ended December 31, 2009 to December 31, 2008

	2009	2008	% Increase/ (Decrease)

Revenue:
Rental income	$14,533,860	$14,480,750	.37%
Reimbursement from tenants of
operating expenses and other income	7,394,700	7,318,473	1.04%
Total Revenue	21,928,560	21,799,223

Operating Expenses:
Real estate taxes and insurance	2,474,715	2,405,626	2.87%
Rental property operating expenses	5,624,710	5,636,096	(.20)%
Total Operating Expenses Before Depreciation, Amortization and General and Administrative Expenses	8,099,425	8,041,722	.72%

Operating Income Before Depreciation, Amortization and General and Administrative Expenses	$13,829,135	$13,757,501	.52%

Rental income for the year ended December 31, 2009 increased by $53,110 or approximately.37% as compared to the same period for 2009. Rental revenues are generally derived from properties with single or multi-tenants, under long-term leases ranging from 3 to 10 years.  Therefore, rental revenues recognized under generally accepted accounting principles do not fluctuate significantly, but are affected by lease renewals and terminations.

Reimbursement from tenants of operating expenses for the year ended December 31, 2009 increased by $76,227 or approximately 1.04% as compared to the same period for 2008. Reimbursement from tenants of operating expenses fluctuate based on changes in vacancy rates and are relative to the underlying expenses that are billed to tenants for reimbursement in accordance with the lease agreement. . Average occupancy rates for the years December 31, 2009 and 2008 were approximately 92.55% and 93.36%, respectively. See discussion of fluctuations in operating expenses below.

Operating expenses for the year ended December 31, 2009 increased by $57,703, or approximately .72% as compared to the same period for 2008. The increase was primarily related to increases in maintenance costs of $275,851, real estate taxes of $73,476 offset by decrease in utilities of $181,867, and cleaning costs of $107,078.

Year Ended December 31, 2008 to December 31, 2007

	2008	2007	% Increase/ (Decrease)

Revenue:
Rental income	$14,480,750	$14,082,849	2.83%
Reimbursement from tenants of
operating expenses and other income	7,318,473	7,207,316	1.54%
Total Revenue	21,799,223	21,290,165

Operating Expenses:
Real estate taxes and insurance	2,405,626	2,361,709	1.86%
Rental property operating expenses	5,636,096	5,342,163	5.50%
Total Operating Expenses Before Depreciation, Amortization and General and Administrative Expenses	8,041,722	7,703,872	4.39%

Operating Income Before Depreciation, Amortization and General and Administrative Expenses	$13,757,501	$13,586,293	1.26%

Rental income for the year ended December 31, 2008 increased by $397,901 or approximately 2.83% as compared to the same period for 2007. Rental revenues are generally derived from properties with single or multi-tenants, under long-term leases ranging from 3 to 10 years.  Therefore, rental revenues recognized under generally accepted accounting principles do not fluctuate significantly, but are affected by lease renewals and terminations.

Reimbursement from tenants of operating expenses for the year ended December 31, 2008 increased by $111,157 or approximately 1.54% as compared to the same period for 2007. Reimbursement from tenants of operating expenses fluctuate based on changes in vacancy rates and are relative to the underlying expenses that are billed to tenants for reimbursement in accordance with the lease agreement. See discussion of fluctuations in operating expenses below.

Operating expenses for the year ended December 31, 2008 increased by $337,850 or approximately 4.39% as compared to the same period for 2007. The increase was primarily related to increases in real estate taxes of $54,797, maintenance costs of $48,791, utilities costs of $41,521, cleaning costs of $33,089, management and professional fees of 29,428.

Liquidity and Capital Resources

The following analysis of liquidity and capital resources is based upon the unaudited pro forma balance sheet American Pacific Investcorp LP as of March 31, 2010, based on its targeted Pennsylvania Portfolio and should be read in conjunction with the unaudited pro forma financial statements and related notes of American Pacific Investcorp LP located elsewhere in this Registration Statement.

At March 31, 2010 pro forma cash and cash equivalents are approximately $32,300,000. The pro forma cash balances assume the following transactions are completed:

•	The proposed sale of ___ of our common units (representing limited partner interests) for aggregate proceeds of $174,726,000, excluding underwriting commissions and transaction costs

•	Our acquisition of 33 office and industrial flex properties, the Pennsylvania Portfolio, for approximately $131,500,000, excluding estimated acquisition closing costs.

The cash needs of the Company are expected to be satisfied from funds generated by current operations.  It is expected that future operational cash needs will also be satisfied from existing cash balances, ongoing operations or borrowings.  The primary source of capital to fund additional real estate acquisitions may come from existing funds, the sale, financing and refinancing of the Company’s properties and from third party mortgages and purchase money notes obtained in connection with specific acquisitions.

In addition to the acquisition of properties for consideration consisting of cash and mortgage financing proceeds, the Company may acquire real properties in exchange for the issuance of the Company’s equity securities.  The Company may also finance acquisitions of other companies in the future with borrowings from institutional lenders.  The Company currently has no agreements, commitments or understandings with respect to the acquisition of other companies or the acquisition of real properties in exchange for equity or debt securities.

Changes in U.S. interest rates may affect the interest earned on the Company’s cash and cash equivalent balances and other interest bearing investments.  Given the level of cash and other interest bearing investments expected to be held by the Company, declines in U.S. interest rates may adversely impact the Company.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s unaudited consolidated pro forma financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases these estimates, judgments and assumptions on historical experience and on other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies discussion reflects what the Company believes are the more significant estimates, assumptions and judgments used in the preparation of its unaudited Consolidated Pro Forma Financial Statements. This discussion of critical accounting policies is intended to supplement the description of the accounting policies in the footnotes to the Company’s unaudited Consolidated Pro Forma Financial Statements and the audited Historical Combined Statements of Revenues and Certain Operating expenses of the Pennsylvania Portfolio and to provide additional insight into the information used by management when evaluating significant estimates, assumptions and judgments.

Revenue Recognition

Rental revenue is recognized on a straight line basis over the terms of the respective leases. Above-market and below-market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease. The capitalized above or below-market lease values are amortized as a component of rental revenue over the remaining term of the respective leases.

Impairment of Real Estate

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate assets.  On a periodic basis, management assesses whether there are any indicators that the value of its real estate assets may be impaired.  An asset’s value is considered impaired only if management’s estimate of current and projected operating cash flows (undiscounted and without interest charges) of the asset over its remaining useful life is less than the net carrying value of the asset.  Such cash flow projections consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors.  To the extent impairment has occurred, the carrying amount of the asset would be written down to an amount to reflect the fair value of the asset.  The Company’s net income is directly affected by management’s estimate of impairments.

Intangibles

In accordance with Financial Accounting Standards Board (“FASB”) ASC 805, “Business Combinations,” the Company allocates the purchase price of real estate acquired to land, building and improvements and intangibles based on the relative fair value of each component. The value ascribed to in-place leases is based on the rental rates for the existing leases compared to the Company’s estimate of the fair market lease rates for leases of similar terms and present valuing the difference based on an interest rate which reflects the risks associated with the leases acquired. Origination values are also assigned to in-place leases, and, where appropriate, value is assigned to customer relationships. Origination cost estimates include the costs to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. The Company depreciates the amounts allocated to building and improvements over its estimated useful lives. The amounts allocated to the intangible relating to in-place leases are amortized over the remaining term of the related leases. In the event that a tenant terminates its lease, the unamortized portion of the intangible is written off.

Recent Accounting Pronouncements

In March 2008, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a final consensus on the two-class method of earnings per share related to master limited partnerships, or MLPs. Their conclusion affects how an MLP allocates income between its general partner, which typically holds incentive distribution rights, or IDRs, along with the General Partner interest, and the limited partners. It is not uncommon for MLPs to experience timing differences between the recognition of income and partnership distributions. The amount of incentive distribution is typically calculated based on the amount of distributions paid to the MLP’s partners. The issue is whether current period earnings of an MLP should be allocated to the holders of IDRs as well as the holders of the general and limited partner interests when applying the two-class method.

Their conclusion was that when current period earnings are in excess of cash distributions, the undistributed earnings should be allocated to the holders of the General Partner interest, the holders of the limited partner interest and incentive distribution rights holders based upon the terms of the partnership agreement. Under this model, contractual limitations on distributions to incentive distribution rights holders would be considered when determining the amount of earnings to allocate to them. That is, undistributed earnings would not be considered available cash for purposes of allocating earnings to incentive distribution rights holders. Conversely, when cash distributions are in excess of earnings, net income (or loss) should be reduced (increased) by the distributions made to the holders of the General Partner interest, the holders of the limited partner interest and incentive distribution rights holders. The resulting net loss would then be allocated to the holders of the General Partner interest and the holders of the limited partner interest based on their respective sharing of the losses based upon the terms of the partnership agreement.

This was effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The accounting treatment is effective for all financial statements presented. We do not expect the impact of the adoption of this item on its presentation of earnings per unit to be significant.

Quantitative and Qualitative Disclosures About Market Risk

THE REAL ESTATE INDUSTRY

BUSINESS

Overview

American Pacific Investcorp LP (the “Company,” “we,” “us” or the “MLP”) was formed in the State of Delaware on July 2, 2010 and has its offices in New York, New York.  Our principal business is the acquisition, ownership, development, improvement, leasing, management and disposition of a broad spectrum of income producing real estate properties and assets, including commercial buildings, retail centers, office properties, residential properties, hotels and both residential and commercial condominiums.  Our day to day operations include all aspects of property management and strategic repositioning, tailored in each case to specific property needs and targeted to enhance each property.  Following an attempt to acquire the Pennsylvania Portfolio, we will seek to increase our holdings by adding properties and properties that we believe to have an unrealized value to our portfolio going forward.  We will implement management and operational strategies that we believe will increase the long term value of the portfolio.  In each case, specific properties will be acquired by, and owned through, a special purpose vehicle owned by us.  In addition to real property assets, we may also acquire debt positions or make loans to third party borrowers secured by real estate.

Our General Partner’s management team, collectively, has two generations of experience in all aspects of the real estate industry. Mr. Philip Pilevsky, Chairman of the board of our General Partner, has been actively involved in all aspects of ownership, development, sales, acquisitions, leasing and property management for over thirty (30) years.  His experience involves retail shopping centers, commercial office buildings, residential properties, hotels, commercial condominiums and residential cooperatives in New York City, Westchester, Brooklyn, Long Island, New Jersey, Massachusetts, Texas, Connecticut, Delaware, Virginia and Florida.  We will draw on the expertise of Mr. Pilevsky and our other members of the management team to assemble and expand the portfolio, manage the properties and create value by, among other things, reviewing the relevant economic and statistical data and developing innovative strategies for growth.  Our management will also search for opportunities to acquire real property, and will review and  recommend suitable projects for us, consistent with its policies and objectives, to maximize the return on properties.   We may enhance our capabilities to acquire and manage additional real property by adding personnel or entering joint ventures with similar firms.  We also may acquire additional assets directly or indirectly by acquiring distressed debt.  We have already identified the Pennsylvania Portfolio that we intend to acquire through one or more special purpose vehicles and intend to manage initially.

Once our management team identifies suitable real estate projects or assets for acquisition, the property or asset will be acquired through one or more special purpose entities formed solely for that purpose.   Management will then begin to operated and/or reposition the property to improve its cash flow.    Our management intends to utilize its extensive contacts to identify property owners such as banks, investment funds, developers and individual owners to acquire both market and off-market assets.  The source of cash required to acquire assets for the portfolio and undertake operations will likely consist of a private placement of debt and/or equity securities.

We intend to file ongoing reports with the Securities and Exchange Commission (“SEC”). You may obtain copies of any materials we file with the SEC directly from us or from the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington, D.C. 20549, and you may obtain information about obtaining access to the Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains information for electronic filers at its website http://www.sec.gov.

Our Intended Properties

With a focus on markets throughout the United States, we initially intend to obtain the right to acquire a portfolio of thirty three real estate properties in Pennsylvania that is characterized by its tenant base and consistent cash flow. Such portfolio consists of seventeen office properties with an aggregate of approximately 800,751 leasable square feet.  The ten largest tenants take up approximately 478,189 square feet and approximately 35.7% of the annualized base rent as of July 2010. The portfolio was approximately 90.8% occupied by leasable square footage as of July, 2010, and we believe there is opportunity for additional value creation by increasing occupancy levels and continuing to drive operational efficiencies within the portfolio.

Our Real Estate Management Criteria and Operating Strategy

Our initial focus is in Pennsylvania state and the northeastern region of the United States, however, we intend to expand into any state or region where opportunities may exist.  We believe that we can enhance the value of the properties we acquire through the execution of our strategy for long-term leases with professional on-site management and quality property improvements where necessary and repositioning.  However, we will not limit our services to any particular individual geographic markets or submarkets.  Moreover, we will not restrict our services to certain locations in markets or submarkets, as we may find value-adding opportunities in large metropolitan areas, suburban submarkets, smaller cities or rural locations. We will attempt to identify those markets and submarkets with demand demographics that support potential long-term value appreciation. We primarily seek properties with the following characteristics:

•	Significant potential for increases rental rates;

•	Flexibility in property use and configuration;

•	Under-developed property and/or property with additional development rights;

•	Below market leases;

•	Leases with credit tenants;

•	Locations in markets currently in transition or recovery with favorable supply/demand demographics, which may also allow for increased occupancy or rental rates;

•	Historic mismanagement or under-management;

•	Under-valued assets;

•	Long term property assemblage;

•	Strategic locations; and

•	Low loan to value ratios.

Management of the Properties

We plan to engage our own employees and third party management companies as agents for on-site management of our properties.  Generally such agreements will provide for a management fee between 3% and 6% of the gross monthly receipts of each property and are for terms of three (3) to five (5) year(s), but are negotiable.  We currently have not entered into any contracts with any potential employees or third parties for on-site management of our properties.

Competition

The real estate market is highly competitive and fluctuates through cycles, particularly in recent years.  Competing properties may attract tenants because they are newer or have more desirable locations than our properties.  In addition, the market may not absorb vacancies, foreclosed or newly constructed properties, which will further depress prices and exacerbate vacancy rates.  The general economic downturn also will continue to force businesses out of operation or force operations to contract.  As a result, we may have difficulty leasing and/or selling units within our properties and may be forced to lower rents on leases to compete effectively, and may lose tenants which lowers the income generated by the properties.

In addition, we will compete on a national basis for properties with many other potential owners, including, among others, national real estate companies, funds and individuals.  Some competitors may have substantially greater financial resources than we do and may be willing to pay more for properties.  If marketplace competition prevents us from expanding the portfolio of properties, income generated by the portfolio may not increase.

Employees

As of August 13, 2010, we have hired one (1) consultant, Michael Arons, who will be our Chief Financial Officer.  In addition our partnership agreement allows the General Partner to hire employees and or consultants on both its and on our behalf and all cost expenses and salary reimbursable by us.  Currently, American Pacific Investcorp GP, LLC intends to hire three (3) employees, Michael Pilevsky, Seth Pilevsky and Philip Pilevsky, whose salaries will be paid out of our operating costs as described in “USE OF PROCEEDS.”

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. We are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us.

MANAGEMENT

Board of Directors

American Pacific Investcorp GP, LLC General Partner General Partner will conduct our business and operations, and its board of directors and executive officers will make decisions on our behalf.  Our unit holders will not be entitled to elect any directors General Partner or officers of our General Partner, none of whom will be subject to re-election on a regular basis in the future.  Furthermore our unitholders will not otherwise directly or indirectly participate in our management or operation.

Upon the closing of this offering, American Pacific Investcorp GP, LLCGeneral Partner will have nine (9) directors, three (3) of whom will be independent as defined under the independence standards established by the Nasdaq Stock Exchange. The Nasdaq Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner.

Conflicts of Interest and Fiduciary Duties

Conflicts may  arise in the future between our interests and the interests of our General Partner and the other entities and business activities in which the General Partner is involved.  Except as provided in our partnership agreement, affiliates of our general partner, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to our general partner, including all officers, directors, and employees.  Notwithstanding the foregoing, our General Partner shall offer a right of first refusal to LV Investcorp. LP with respect to any real estate opportunity located in the State of Pennsylvania.  Furthermore, we may purchase or invest in entities in which our General Partner and/or its directors or officers or their respective affiliates also invest.  Therefore, American Pacific Investcorp GP, LLC may compete with us for investment opportunities and American Pacific Investcorp GP, LLC may own an interest in entities that compete with us on an operations basis.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict the fiduciary duties owed by the General Partner to limited partners and the partnership. Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our General Partner to our common unit holders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner. By purchasing a common unit, a unit holder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

For a description of other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Audit Committee

Our three (3) independent directors  constitute also all of the members of our General Partner’s audit committee.  Upon completion of this offering, our audit committee will operate pursuant to a written charter.  The audit committee will assist our General Partner’s board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. Furthermore, the audit committee will have the sole authority to review, retain and terminate our independent registered public accounting firm, approve and determine the scope of all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The head of our audit committee is Mr. Jagnedorf with a long banking career which includes expertise in both international and domestic commercial lending to major as well as middle market corporations; investment banking and real estate construction and permanent financing.  The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm.

Conflicts Committee

Further, two of such independent directors will serve on the initial conflicts committee.  The members of the conflicts committee may not be officers or employees of our general partner, or directors, officers or employees of its affiliates, and must meet the independence standards established by the Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended, for audit committee members along with other requirements in our partnership agreement.  The conflicts committee will review specific matters that our general partner’s board of directors believes may involve conflicts of interest and determine whether to submit to the conflicts committee for review. After identifying a potential conflict of interest, the conflicts committee will then determine if the conflict of interest can or has been resolved in accordance with our partnership agreement. If the conflicts committee determines that the resolution of the conflict of interest is fair and reasonable to us and approves the matter, such approval will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our General Partner of any duties it may owe us or our unit holders.

Compensation Committee

The compensation committee of our General Partner will initially consist of Tracy Dwyer, an independent director. Upon completion of this offering, the compensation committee will operate pursuant to a written charter. This committee will establish salaries, incentives and other forms of compensation for officers and other employees. The compensation committee will also consider the administration if an incentive compensation and benefit plan.

Executive Officers and Directors

The following table shows information for the executive officers, directors and key employees of our General Partner upon the consummation of this offering:

Name	Age (as of 7/1/2010)	Position With Our General Partner
Philip Pilevsky	64	[Chairman of the Board of Directors
Michael Pilevsky	31	[Co-President and Co-Chief Executive Officers]
Seth Pilevsky	35	[Co-President and Co-Chief Executive Officers]
Sheila Levine	53	Vice President and Secretary
[_Gerald Jagendorf_]	[___]	Independent Director
[_Tracey Dwyer___]	[___]	Independent Director
[_Melanie Brill_ _]	[___]	Independent Director
[_Diana Marrone__]	52	Director
[_Vincent Carrega__]	[___]	Director
Michael Arons	[___]	Chief Financial Officer*
*Position as consultant Chief Financial officer with us.

Michael Pilevsky. Michael Pilevsky has been our general partner’s Co-President and Co-Chief Executive Officer and member of its board of directors since our inception and the inception of our general partner, and is the son of Mr. Philip Pilevsky, our general partner’s Chairman of the Board, and brother of Seth Pilevsky, our general partner’s Co- President and Co-Chief Executive Officer.  Concurrently with his position with our general partner, Mr. Pilevsky will continue to act as a Managing Director of Philips International, one of the largest real estate development and property management organizations in New York and an affiliate of us and of our general partner. Specifically in the retail sector, Mr. Pilevsky has been involved in the acquisition, development and redevelopment of over 23 shopping centers in the Northeast and Florida.  Together with his father Philip and his brother Seth, Mr. Pilevsky oversees all aspects of ownership, development, sales, acquisitions, leasing and property management for over two hundred properties consisting of retail shopping centers, commercial office buildings, residential properties, hotels, commercial condominiums and residential cooperatives in New York City, Westchester, Brooklyn and Long Island, New York, and New Jersey, Massachusetts, Connecticut and Florida.  With respect to hotel properties, Mr. Pilevsky actively participates in the management of the Andrew Hotel and the Bryant Park Hotel in New York, and The Shore Club in Miami Beach, Florida.  These properties have achieved national and international acclaim.  Before relocating to New York, Mr. Pilevsky headed Philips International’s Southeast Region office in Florida.  Mr. Pilevsky continues to oversee management, operation and leasing activities conducted from the Florida office.

Through Philips International and together with his father Philip and his brother Seth, Mr. Pilevsky managed over one million square feet of retail space in Florida and several million square feet of retail and office space located in New York, New Jersey, Massachusetts and Connecticut.

Mr. Pilevsky earned his BA from Yeshiva University in 2000, and his Master of Science in Real Estate from New York University in 2002.

Philip Pilevsky.  Philip Pilevsky is and has been the Chairman of the Board of our General Partner since our inception and our general partner’s inception, and is the father of both Michael Pilevsky, our general partner’s Co- President and Co-Chief Executive Officer and Seth Pilevsky, Co- President and Co-Chief Executive Officer. Concurrently with his position with our general partner, Mr. Pilevsky will continue to act as the President and Chief Executive Officer of Philips International, which he founded in 1979 and is one of the largest real estate development and property management organizations in New York and an affiliate of us and of our general partner.

Mr. Pilevsky has been at the forefront of the development, management and sale of commercial condominiums in New York and has successfully sponsored, and through Philips International, operated approximately eighteen condominium and cooperative projects located in New York and Connecticut.  With respect to hotel properties, Mr. Pilevsky developed the Morgans Hotel, Royalton Hotel, Paramount Hotel, Andrew Hotel and Bryant Park Hotel in New York, and The Shore Club in Miami Beach, Florida.  These properties have achieved national and international acclaim. Throughout his career Mr. Pilevsky has created significant value in Philips International’s portfolio through creative deal structuring and a thorough understanding of market trends.

Mr. Pilevsky has been a licensed real estate broker for thirty years and has been actively involved in all aspects of leasing and property operation throughout such thirty year period. Mr. Pilevsky is a national television commentator and has been a frequent guest on such networks as CNN, Fox and National Public Radio. He is a member of the Foreign Press Association, the Atlantic Council and other leading real estate industry associations.  Mr. Pilevsky is also one of the largest private owners of medical space in Houston, Texas.

Mr. Pilevsky holds two graduate degrees from Columbia University and maintains a second career as a highly regarded educator, lecturer and author. Mr. Pilevsky sits on the Advisory Board of the University of Pennsylvania’s Institute of Urban Research.  Mr. Pilevsky has been an adjunct professor at New York University teaching real estate and foreign policy for the past twenty years.  Mr. Pilevsky has written two thoughtful books on contemporary foreign policy, namely Captive Continent; The Stockholm Syndrome in European/Soviet Relations (Praeger Publishers, January, 1989) and Jimmy Carter and the Rise of Militant Islam (Durban House Publishing, 2006).

Seth Pilevsky.  Seth Pilevsky is our general partner’s Co- President and Co-Chief Executive Officer and director since our inception and our general partner’s inception, and is the brother of Michael Pilevsky, our general partner’s Co- President and Co-Chief Executive Officer, and son of Philip Pilevsky, our general partner’s Chairman of the Board.  Concurrently with his position with our general partner, Mr. Pilevsky will continue to act as a Managing Director of Philips International, As an attorney admitted in New York, Mr. Pilevsky has also handled a panoply of legal issues arising in connection with his position at Philips International.  Mr. Pilevsky has been a licensed real estate broker for nine years and has been actively involved in all aspects of leasing and property operation for that time.

With respect to hotel properties, Mr. Pilevsky actively participates in the management of the Andrew Hotel and Bryant Park Hotel in New York and The Shore Club in Miami Beach, Florida.  These properties have achieved national and international acclaim.

Before joining the Philips International executive management team, Mr. Pilevsky was part of the executive management team of Interstate Management located in Brooklyn, New York.

Mr. Pilevsky earned his JD from The Benjamin N. Cardozo School of Law in 1999, and his BA from Boston University in 1996.   Mr. Pilevsky was admitted to the New York State Bar in 2000.  He practiced law at Brown Raysman Millstein Felder and Steiner and at Edwards & Angell prior to joining Interstate Management.

Sheila Levine.  Sheila Levine is and has been a member of our general partner’s board of director since our inception and our general partner’s inception, and is the sister-in-law of Philip Pilevsky, our general partner’s Chairman of the Board. Concurrently with her position with our general partner, Ms. Levine will continue to act as an Executive Vice President of Philips International  As part of the executive management team at Philips International, for the past twenty eight years Ms. Levine has overseen all aspects of ownership, property management, leasing, development, sales and acquisitions for over two hundred properties consisting of retail shopping centers, commercial office buildings, residential properties, hotels, commercial condominiums and residential cooperatives in New York City, Westchester, Brooklyn and Long Island, New York and New Jersey, Massachusetts, Connecticut and Florida.  Ms. Levine has also served on the boards of several commercial condominiums in New York, namely, Bar Building Condominium, Diplomat Centre Condominium, and Grand Park Condominium.

Specifically in the retail sector, Ms. Levine has been involved in the acquisition, development and redevelopment of over seventy five shopping centers specializing in the Northeast and Florida.  Ms. Levine has been a licensed real estate broker for twenty years and has been actively involved in all aspects of leasing and property operation during such time.  Ms. Levine, through Philips International, participates in the management of over one million square feet of retail space in Florida and several million square feet of retail and office space located in New York, New Jersey, Massachusetts and Connecticut.

With respect to hotel properties, Ms. Levine actively participates in the management of the Andrew Hotel and the Bryant Park Hotel in New York, and The Shore Club in Miami Beach, Florida.

Ms. Levine earned her Bachelor of Arts degree from Hofstra University in 1979.

Gerald Jagendorf. Mr. Jagnedorf has had a long and distinguished progressive banking and consulting career which includes expertise in both international and domestic commercial lending to major as well as middle market corporations; investment banking and real estate construction and permanent financing. Mr. Jagendorf held various supervisory functions in diverse departments of the Bank of Tokyo, Ltd., New York Agency, which included communications and international operations. Subsequently, Mr. Jagendorf was a loan officer at the Bank of Tokyo Trust Company. This experience lead to Mr. Jagendorf developing American corporate business by laying the foundation for establishing construction lending and metropolitan corporate lending groups in New York for the Bank of Tokyo. Additionally, Mr. Jagendorf served as senior vice president and manager of an independently established real estate banking department which was responsible for a construction loan platform in excess of $1.2 billion and over 60 construction loan projects though out the United States. Mr. Jagendorf was also president of Pacific Sun Associates, Inc. and provided real estate consulting services to financial institutions developers and various corporations. Most recently, Mr. Jagendorf was the Deputy Commissioner of H.P.D. for the city of New York

Mr. Jagendorf is a New York licensed Real Estate Broker and a Florida State Licensed Mortgage Broker.

Mr. Jagendorf is graduate of the American Institute of Banking, University of Wisconsin, Graduate School of Banking as well University of Wisconsin Postgraduate School.  He received his Real Estate Brokerage License from New York University.

Tracy Tiller Dwyer.  Tracy Tiller Dwyer is licensed real estate broker in New York, Florida and Connecticut and has many years of experience in the acquisition and disposition of investment grade real estate.  Mrs. Dwyer also specializes in the importing and sale of antiquities as well interior design, including residential renovation and new construction.  Mrs. Dwyer is the President of Parc Monceau, a business  that is presently selling French antiquities and home furnishings.  Mrs Dwyer was also prominently involved in bringing, Gilbert Robinson, a Kansas City based restaurant chain, to New York and was also responsible for raising $20 million for a real estate acquisition that helped bring Ed Debevic’s, a Chicago based restaurant chain, to the New England market.  As President of Hong Kong Investment Properties, Mrs Dwyer was responsible for the investing of $250 million of foreign money in U.S real estate markets.  Additionally, as Senior Vice President, for Huberth and Peter, Mrs Dwyer was responsible for managing 20 sales investment brokers and doubling the sales revenues of the department in two years to over $750 million.  Most recently, as a sales investment broker for Bach Realty, Mrs Dwyer was twice awarded the top sales broker with over a $100 million in sales.

Mrs. Dwyer received a B.A. Degree in Marketing at Florida State University.

Melanie J. Brill.  Melanie J Brill has been an attorney for 18 years focusing primarily on real estate, working for both the public and private sectors in New York and Florida.  Mrs. Brill started her career as counsel for the New York City Economic Development Corporation which involved all aspects of leasing and sale transactions for the city’s industrial, commercial and maritime real estate portfolio.  Mrs. Brill continued her practice at the New York firm of Pryor Cashman Sherman & Flynn where she worked on all aspects of real estate development law, including financing, title review, and negotiating sales and purchases while representing national and regional real estate developers..  Mrs. Brill also served as assistant to general counsel for LNR Property Corporation and as a senior attorney in several Miami law firms where she represented lenders, developers and users of commercial real estate in a myriad of transactions.  Currently, Mrs. Brill is an associate at Sachs Sax Caplan as a member of the firms’ community association and country club practice group, which includes all aspects of litigation and transactional real estate law.

Mrs. Brill holds a B.A. from Rutgers College and J.D. from Benjamin N. Cardozo School of Law.

Diana Marrone. Diana Marrone is a Senior Vice President of Philips International As part of the executive management team at Philips International, Ms. Marrone heads the property management and leasing departments and, throughout her twenty five year career at Philips International, has personally overseen all aspects of property management, leasing, ground up development and acquisitions for over 200 properties consisting of retail shopping centers, commercial office buildings, residential properties, hotels, commercial condominiums and residential cooperatives located in New York City, Westchester, Brooklyn, Long Island, New Jersey, Massachusetts, Connecticut and Florida. Ms. Marrone also serves on the boards of several commercial condominiums in New York.

As the head of property management for Philips International Ms. Marrone is specifically responsible for the management of over one million square feet of retail space in Florida and several million square feet of retail and office space located in New York, New Jersey, Massachusetts and Connecticut.  Specifically in the commercial sector, Ms. Marrone has been involved in the acquisition, development, and redevelopment of over 75 properties including shopping centers, office buildings, hotels and commercial condominiums, specializing in the Northeast and Florida.  In addition, Ms. Marrone has particular expertise in negotiating commercial leases, construction management and solution oriented project management.
With respect to hotel properties, Diana Marrone actively participates in the management of the Andrew Hotel and the Bryant Park Hotel in New York, and The Shore Club, located in Miami Beach, Florida.

Vincent Carrega. Vincent Carrega joined Grubb & Ellis’ Investment Services Group in 1979 and is currently an Executive Managing Director in the firm’s New York office. While he is involved in all aspects of the acquisition and disposition of investment grade real estate, he specializes in the structuring of complicated development-oriented transactions.

Mr. Carrega has worked with and on behalf of a wide variety of investor, corporate, institutional, public, private and individual owners over the course of his real estate career.  This client roster includes Continuum Health Partners, Related Companies, Extell Development Company, Vornado Realty Trust, Alcoa, RFR Holdings, Meringoff Properties, Philips International Holding Corp., St. Luke’s Roosevelt Hospital, Columbia University, Cabrini Medical Center and St. Vincents Catholic Medical Center. Transactions recently completed by Mr. Carrega include the structuring/disposition of high profile Manhattan development sites 1517-25 Third Avenue, 200 West 72nd Street, 350 Amsterdam Avenue and a major development site at Eighth Avenue and 46th Street.  Recent property sales include 423 West 55th Street, 387 Park Avenue South, 240 West 37th Street, 555 Sixth Avenue and Cabrini Medical Center.

During his 30 years at Grubb & Ellis, Mr. Carrega has frequently been recognized as one of the firm’s top producing brokers and has consistently earned membership in the “Circle of Excellence,” a mark of distinction reserved for the company's top transaction professional specialists nationally. In 1998, his completion of the largest investment transaction of the year in the company earned him third highest overall production in the country and first among Investment Sales professionals. Mr. Carrega has also earned the distinction of membership in Grubb & Ellis’ President’s Council, an elite group of professionals who balance outstanding performance and dedication to the firm and community with client service excellence. He is also a leader in the New York office, where senior management has tapped him as a member of the local Management Committee, a small group of individuals who advise on strategy and growth initiatives.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Setting Process

All compensation decisions for the named executive officers will be determined by the compensation committee. The compensation committee will seek to provide a total compensation package designed to drive performance and reward contributions in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us. It is possible that the compensation committee will examine the compensation practices of our peer companies and may also review compensation data from the real estate industry generally to the extent the competition for executive talent is broader than a group of selected peer companies, but any decisions regarding possible benchmarking will be made following the completion of this offering. In addition, the compensation committee may review and, in certain cases, participate in, various relevant compensation surveys and consult with compensation consultants with respect to determining compensation for the named executive officers. We expect that our Co- Presidents and Co-Chief Executive Officers, Mr. Michael and Seth Pilevsky, will provide periodic recommendations to the compensation committee regarding the compensation of the other named executive officers.

Compensation Philosophy and Objectives

OurGeneral Partner’s executive compensation philosophy is designed to support our key business objectives while maximizing value to our unitholders. We employ a compensation philosophy that emphasizes pay for performance and reflects what the current market dictates. Our compensation program designed to provide a total compensation package that allows us to:

•	retain and motivate the executives necessary to manage our business;
•	motivate employees to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual objectives;
•
set compensation and incentive levels relevant to the market in which the employee provides service and that takes into account job responsibilities, including unique skills necessary to support our long-term performance ; and

•	at the same time, optimize and manage compensation costs.

We believe a certain amount of executive compensation should be tied to our performance, and a significant portion of the total prospective compensation of each named executive officer should be tied to measurable financial and operational objectives. Therefore, we implemented an Incentive Distribution Rights. During periods when performance meets or exceeds established objectives, the named executive officers should be paid at or above targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such targeted levels.

Elements of Compensation

Following the consummation of this offering, we intend to provide compensation to three (3) executives of the board of American Pacific Investcorp GP, LLC, Michael Pilevsky, Seth Pilevsky and Philip Pilevsky as delineated in the chart below. However, certain terms of that compensation policy have not yet been established.

The following table sets forth the intended annual rate of salary payable for the named executive officers of American Pacific Investcorp GP, LLC pursuant to the employment agreements that will be in effect following the completion of this offering:

Name and Principal Position	Salary ($)	Bonus ($)	All Other Compensation	Total
Michael Pilevsky	100,000
Philip Pilevsky	100,000
Seth Pilevsky	100,000

Consulting Agreements

Michael Arons – Chief Financial Officer

We have entered into an agreement (the “Arons Consulting Agreement”), whereby Westhill Accounting Tax Services, LLC (“Westhill”) shall assist us by providing contract Chief Financial Officer services to be performed by Michael Arons (“Arons”).  Arons will provide standard services of a contract Chief Financial Officer during and after our registration statement process.   During the registration statement process, we shall pay Westhill a reasonable hourly fee.  After the registration statement process and post closing, we shall pay Westhill a fee equal to $5,000 in cash.  In addition, we shall reimburse Westhill for the cost of obtaining insurance liability on terms and conditions necessary to cover the services contemplated by the Arons Consulting Agreement.

Director Compensation

Following the consummation of this offering, we will provide compensation to the non-employee directors of the board of our general partner; however, certain terms of that compensation policy have not yet been established. Any employees who also serve as directors will not receive additional compensation. It is anticipated that each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees, and that each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units that will be owned upon completion of this offering by:

•	each person to be a beneficial owner of 5% or more of our outstanding units;

•	each of the directors of our general partner;

•	each named executive officer of our general partner; and

•	all directors and executive officers of our General Partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them.  The business address for the beneficial owners listed below is c/o American Pacific Investcorp LP, 295 Madison Ave., 2nd Fl., New York, New York 10017.

Units to be
Beneficially Owned
After the Offering
Name of Beneficial Owner	Number	Percentage

Directors and Officers

Philip Pilevsky
Michael Pilevsky
Seth Pilevsky
Sheila Levine
Gerald Jagendorf
Tracy Dwyer
Melanie Brill
Diana Marrone
Vincent Carrega
Michael Arons

All directors and officers as a group (10 persons)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

American Pacific Investcorp GP, LLC owns and controls our general partner, and will appoint all of the directors of our general partner, which will maintain its 12.0% General Partner interest in us and will be issued incentive distribution rights

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our General Partner and its affiliates in connection with our ongoing operations. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Distributions of available cash to our General Partner and its affiliates	We will generally make cash distributions as follows: 88% to the unitholders and 12% to our Genera Partner.

Payments to our General Partner and its affiliates
Our General Partner American Pacific Investcorp Partner LP shall maintain a non dilutive 12% ownership interest for our management and we will be reimbursed by us for all expenses they incur and payments they make on our behalf including without limitation, overhead, employee salaries use of and payment to outside consultants.  Our partnership agreement provides that our General Partner will determine the expenses that are allocable to us.

Withdrawal or removal of our General Partner
If our General Partner withdraws or is removed, its General Partner interests and incentive distribution rights will either be sold to the new General Partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Ownership Interests in Pennsylvania Portfolio

In the event we successfully acquire the Pennsylvania Portfolio, we will own 88% of a special purpose vehicle (“SPV”)  owning the Pennsylvania Portfolio, Pennsylvania Investcorp, LP will own 12% of this SPV, and Pennsylvania Investcorp, LP will be the General Partner of the SPV.  Pennsylvania Investcorp, LP will have distributive rights in accordance with their ownership interest and the subsidiary entity’s partnership agreement.

Our general partner, American Pacific Investcorp Partner LP, will own 50% of Pennsylvania Investcorp, LP and will therefore have an ownership interest and distributive rights in the Pennsylvania Portfolio through its ownership of Pennsylvania Investcorp, LP, in addition to its ownership interest and distributive rights in the Pennsylvania Portfolio as our General Partner.

Pektor Holdings II, L.P. will own the remaining 50% interest in Pennsylvania Investcorp, LP and will only have an ownership interest and distributive rights in the Pennsylvania Portfolio through its ownership of Pennsylvania Investcorp, LP.  Pektor Holdings II, L.P. will be wholly-owned by Pektor Holdings II GP LLC.

 CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Our directors and officers are, and may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporate opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, they are not obligated to devote any certain amount of time to our business.  The concept of the corporate opportunity doctrine does not apply to the following individuals and their affiliates.

Conflicts of interest exist and may arise in the future as a result of the relationships between our General Partner and its affiliates, including American Pacific Investcorp GP, LLC, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our General Partner have fiduciary duties to manage our General Partner in a manner beneficial to its owners. At the same time, our General Partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our General Partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our General Partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our General Partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken by our General Partner that, without those limitations, might constitute breaches of its fiduciary duty.

Our General Partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee of our general partner, although our General Partner is not obligated to seek such approval; or

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties.

Our General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our General Partner or the conflicts committee may consider any factors that it determines to be appropriate when resolving a conflict.

Fiduciary Duties

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a General Partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. This allows our General Partner and/or its affiliates to engage in transactions that would otherwise be prohibited by state-law fiduciary duty standards, restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and take into account the interests of other parties in addition to our interests when resolving conflicts of interest.

In addition, under our partnership agreement, we must indemnify and defend our General Partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our General Partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our General Partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our General Partner could be indemnified for, and defended with respect to its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification and defense for liabilities arising under the Securities Act, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Description of Common Units

The Units

The common units are limited partner interests in American Pacific Investcorp LP. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

           Duties. We intend to engage Continental Stock Transfer and Trust Company to serve as registrar and transfer agent for the common units. There will be no charge to unit holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The removal or resignation of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our General Partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. Each transferee of common units shall automatically be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records, provided each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•
gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement to be filed. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

Organization and Duration

Our partnership was organized on July 2, 2010 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our General Partner and that lawfully may be conducted by a limited partnership organized under Delaware law; our General Partner shall not cause us to take any action that the General Partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our General Partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring, owning, developing, improving, leasing, managing and disposing of a broad spectrum of real estate properties, our General Partnerhas no current plans to do so. Our General Partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities, as well as to our General Partner in respect of its General Partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions,” to be filed.

Capital Contributions

No capital contribution is required from our General Partner  in order to maintain its non-dilutive 12% ownership in us, - see “Issuance of Additional Interests”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•
arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us,

•	brought in a derivative manner on our behalf; and

•	asserting a claim arising pursuant to any provision of the Delaware Act,

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing additional common units, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our General Partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.  In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership interests, our General Partner will be entitledto receive additional membership interests necessary to maintain its 12.0% General Partner interest in us. Our general partner's 12.0% interest in us will not be reduced if we issue additional units in the future even if our General Partner does not contribute a proportionate amount of capital to us to maintain its 12.0% General Partner interest. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our General Partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our General Partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

Notwithstanding the foregoing, the provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class.

No Unitholder Approval

Our General Partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	Ministerial or administrative changes, correction of errors and clarification of or supplement to existing provisions

•	a change in our fiscal year or taxable year and related changes;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our General Partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our General Partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
an amendment that our General Partnerdetermines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	an amendment required in connection with or to facilitate financing

•
any amendment that our General Partnerdetermines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•
are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•
conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance;

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our General Partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners.

Our General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without approval of the limited partners.  Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our General Partner to dissolve us

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•
the withdrawal or removal of our General Partneror any other event that results in its ceasing to be our General Partnerother than by reason of a transfer of its General Partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor General Partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•
neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our General Partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Upon withdrawal of our General Partner under any circumstances, other than as a result of a transfer by our General Partnerof all or a part of its General Partner interest in us, the holders of a unit majority may select a successor to that withdrawing General Partner chosen among a list of candidates submitted by the Board of Directors of our general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

If the General Partner withdraws, the departing General Partner will have the option to require the successor General Partner to purchase the General Partner interest and the incentive distribution rights of the departing General Partnerand its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner will determine the fair market value. Or, if the departing General Partner and the successor General Partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

We will be required to reimburse the departing General Partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing General Partner or its affiliates.

Transfer of Ownership Interestsinf and Incentive Distribution Rights of, the General Partner

At any time, the owners of our General Partner may sell or transfer all or part of its ownership interests in our General Partner to an affiliate or third party.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. The common units will be fully paid and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify and defend the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our General Partner or any departing general partner;

•
any person who is or was a partner,  manager, managing member, member, director, officer, employee, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing General Partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our General Partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification or defense under these provisions will only be out of our assets. Our General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our General Partner for all direct and indirect expenses it incurs or payments they make on our behalf and all other expenses allocable to us in connection with operating our business. These expenses include overhead, salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf including employees shared by our General Partner and expenses allocated to our General Partner by its affiliates. Our General Partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our General Partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 90 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR.

We will furnish each record holder with information reasonably required for tax reporting purposes within 45 days after the close of each calendar year. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon forty (40) business days written demand stating the purpose of such demand and at his own expense, and if deemed reasonable, shall have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

•	information regarding the status of our business and our financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our General Partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

MATERIAL TAX CONSEQUENCES

 This section is a discussion of the material income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of JSBarkats PLLC, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to American Pacific Investcorp LP and our operating companies.

 The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs) or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

 No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of JSBarkats PLLC Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

 All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of JSBarkats PLLC and are based on the accuracy of the representations made by us.

For the reasons described below, JSBarkats PLLC has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

 A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

 Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which ninety percent (90%) or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from  income included interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than ___ % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, JSBarkats PLLC is of the opinion that at least ninety percent (90%) of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

 No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of JSBArkats PLLC on such matters. It is the opinion of JSBarkats PLLC that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

 In rendering its opinion, JSBarkats PLLC has relied on factual representations made by us and our general partner. Among the representations made by us and our general partner upon which JSBarkats PLLC has relied are the following:

•	Neither we nor the operating company has elected or will elect to be treated as a corporation; and
•
For each taxable year, more than ninety percent (90%)  of our gross income has been and will be income from sources that JSBarkats PLLC has opined or will opine as generating “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

 If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

 The discussion below is based on JSBarkats PLLC’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

 Unitholders who have become limited partners of American Pacific Investcorp LP will be treated as partners of American Pacific Investcorp LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of American Pacific Investcorp LP for federal income tax purposes.

 A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

 Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in American Pacific Investcorp LP.  The references to “unitholders” in the discussion that follows are to persons who are treated as partners in American Pacific Investcorp for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under ‘‘— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years.  Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2012, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be __% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all common units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all common units, yet we only distribute the minimum quarterly distributions on all common units; or

•
 we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder (if more than fifty percent (50%) of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at-risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at-risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

 In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, (including our investments or a unitholder’s investments in other publicly traded partnerships), or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted by the unitholder in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

 A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

 The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

 Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” These “Section 704(c) Allocations” are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the Book-Tax Disparity of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

 An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate Book-Tax Disparities will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

 JSBarkats PLLC is of the opinion that, with the exception of the issues described in ‘‘— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

JSBarkats PLLC has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is twenty six percent (26%) on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and twenty eight (28%) on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is thirty five percent (35%) and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is fifteen percent (15%). However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to thirty nine and six tenths percent (39.6%) and twenty percent (20%), respectively. Moreover, these rates are subject to change by new legislation at any time.

Section 754 Election. We may make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price of units acquired from another unitholder. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

 We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the one hundred fifty percent (150%) declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

 Although JSBarkats PLLC is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

 A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built — in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built — in loss or a basis reduction is substantial if it exceeds $250,000.

 The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in his taxable income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and other unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

 To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

 If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

 The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

 Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of fifteen percent (15%) through December 31, 2010 and twenty percent (20%) thereafter (absent new legislation extending or  adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

 The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

 Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

 Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, JSBarkats PLLC is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

 A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Units

 Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

 We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

 Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Moreover, under our partnership agreement, non-U.S. persons are not Eligible Holders of our common units and common units held by non-U.S. persons may be subject to redemption. Please read “The Partnership Agreement — Ineligible Assignees; Redemption” and “The Partnership Agreement — Non-Citizen Assignees; Redemption.”

 Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

 Non-resident aliens and non-U.S. corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, cash distributions to non-U.S. unitholders will be subject to withholding at the highest applicable effective tax rates. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

 In addition, because a non-U.S. corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

 A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the Partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than five percent (5%) of our common units at any time during the five-year period ending on the date of such disposition and (ii) fifty percent (50%) or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five year (5-year) period ending on the date of disposition. Currently, more than fifty (50%) of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters.

Information Returns and Audit Procedures. Although it may take longer, we intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor JSBarkats PLLC can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

 The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

 Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names American Pacific Investcorp Partner LP as our Tax Matters Partner.

 The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a one percent (1%) profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a one percent (1%) interest in profits or by any group of unitholders having in the aggregate at least a five percent (5%) interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

 A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to twenty percent (20%) of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

 For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of ten percent (10%) of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

 A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is one hundred fifty percent (150%) or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is two hundred percent (200%) or more (or fifty percent (50%) or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5,000,000 or ten percent (10%) of the taxpayer’s gross receipts.

 No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to forty percent (40%) in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2,000,000 in any single year, or $4,000,000 in any combination of six (6) successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

 Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

 We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

 In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Pennsylvania.  The state of Pennsylvania  imposes a personal income tax on individuals and imposes an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. JSBarkats PLLC has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

PLAN OF DISTRIBUTION

We are offering for sale a maximum of 17,000,000 of our common units in a self-underwritten offering directly to the public at a price between $9.00 – $11.00 per common unit.  Our common units will be offered on a best efforts basis, with a minimum subscription requirement of 8,555,556 common units and maximum of 17,000,000 common units, with the right for our General Partner to accept oversubscriptions.  We do not intend to use an underwriter for this offering, so there will not be any underwriting commissions or discounts.  Any funds raised from the offering will be held in escrow until the close of the minimum offering.

Our initial offering price of $ between $9.00 and $11.00 per common unit was decided upon with the expectation of providing an annual yield of between 6 and 6.5% to our unitholders. We do not intend to use an underwriter for this offering, so there will not be any underwriting commissions General Partner or discounts.  Any funds raised from the offering will be held in escrow, with our independent third party escrow, until the close of the offering.

Our officers and directors will sell the common units directly to the public, with no commission or other remuneration payable to them for any common units that  are sold by them.   Mr. Philip Pilevsky the Chairman of our board of directors shall sell the common units and intends to offer them to friends, family members and business acquaintances as well. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

•	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act of 1933, as amended, at the time of their participation;

•
Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

•	Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

•
Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (i) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on our behalf, other than in connection with transactions in securities; (ii) are not a broker or dealer, or have been associated person of a broker or dealer, within the preceding twelve months; and (iii) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on the first and third bullet points above.

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

Any common units sold pursuant to this prospectus and applicable prospectus supplement will be approved for trading, upon notice of issuance, on a national exchange.

LEGAL MATTERS

The validity of our common units will be passed upon for us by:

JSBarkats PLLC
100 Church Street, 8th Floor,
New York, New York 10007
P:(646) 502-7001
F: (646) 607-5544
www.JSBarkats.com

EXPERTS

Holtz Rubenstein Reminick LLP, our independent registered public accounting firm, has audited the combined statements of revenues and certain operating expenses of the targeted Pennsylvania acquisition properties. We have included these financial statements in this prospectus and in this registration statement in reliance on Holtz Rubenstein Reminick, LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common units offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website that contains reports, proxy and information statements and other information regarding us. You may access the SEC’s website at http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549, at prescribed rates. It is out intention to have our common units listed on a national exchange under the symbol “APIC,” if available.

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate," “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

Pennsylvania Portfolio

Combined Statements of Revenue and Certain Operating Expenses	F-1
Independent Auditors' Report	F-2
Notes to Combined Statements of Revenues and Certain Operating Expenses	F-3

American Pacific Investcorp LP
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5
Unaudited Pro Forma Condensed Consolidated Balance Sheet March 31, 2010	F-6
Unaudited Pro Forma Condensed Consolidated Statement of Income Three Months Ended March 31, 2010	F-7
Unaudited Pro Forma Condensed Consolidated Statement of Income Year Ended December 31, 2009	F-8
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-9

PENNSYLVANIA PORTFOLIO

Combined Statements of Revenue and Certain
Operating Expenses

For the three months ended March 31, 2010 and 2009
(Unaudited) and
the three years in the period ended December
31, 2009

	Three Months Ended
	March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Revenue:
Rental income	$3,555,875	$3,637,932	$14,533,860	$14,480,750	$14,082,849
Reimbursement from tenants of operating expenses and other income	2,162,622	2,228,012	7,394,700	7,318,473	7,207,316
Total Revenue	5,718,497	5,865,944	21,928,560	21,799,223	21,290,165

Certain Operating Expenses:
Real estate taxes and insurance	654,230	642,966	2,474,715	2,405,626	2,361,709
Rental property operating expenses	1,729,246	1,879,790	5,624,710	5,636,096	5,342,163
+	2,383,476	2,522,756	8,099,425	8,041,722	7,703,872
Revenues in Excess of Certain
Operating Expenses	$3,335,021	$3,343,188	$13,829,135	$13,757,501	$13,586,293

PENNSYLVANIA PORTFOLIO
REPORT ON AUDITS OF COMBINED STATEMENTS OF
REVENUES AND CERTAIN OPERATING EXPENSES

Three Years Ended December 31, 2009

Independent Auditors' Report

Board of Directors
American Pacific Investcorp LP
New York, New York

We have audited the accompanying combined statements of revenues and certain operating expenses of the Pennsylvania Portfolio, for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Pennsylvania Portfolio’s management. Our responsibility is to express an opinion on the financial statement based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-1 of American Pacific Investcorp LP as described in Note 1, and are not intended to be a complete presentation of the Pennsylvania Portfolio.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenues and certain operating expenses described in Note 1 of the Pennsylvania Portfolio for each of the three years in the period ended December 31, 2009, in conformity with United States generally accepted accounting principles.

Melville, New York
August 13, 2010

PENNSYLVANIA PORTFOLIO

Notes to Combined Statements of Revenues and Certain Operating Expenses
For the Three Month Periods Ended March 31, 2010 and 2009 (Unaudited) and the Three Years in the Period Ended December 31, 2009

1.	Property to be Acquired and Basis of Presentation

American Pacific Investcorp LP intends to purchase a portfolio of 33 office and industrial flex properties containing approximately 1,524,000 square feet located in Pennsylvania (the "Pennsylvania Portfolio").  These properties are presently owned by a publicly traded real estate investment trust (the “REIT”).

The accompanying combined financial statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-1 of American Pacific Investcorp LP, and are not intended to be a complete presentation of the Pennsylvania Portfolio’s revenue and expenses.

The combined statements of revenue in excess of certain operating expenses are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The combined statements of revenue in excess of certain operating expenses are not representative of the actual operations for the periods presented, as certain historical expenses that may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, and other costs not directly related to the future operations.

The combined statements of revenue in excess of certain operating expenses for the three months ended March 31, 2010 and 2009, and related footnote disclosures are unaudited. In the opinion of management, these financial statements reflect all adjustments necessary for a fair statement of the results of the interim period. All such adjustments are of a normal, recurring nature. The results for the period ended March 31, 2010 are not necessarily indicative of the results for the full year.

2.	Summary of Significant Accounting Policies

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the REIT's management to make estimates and assumptions that may affect the reported amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Evaluation of subsequent events – The REIT's management has evaluated subsequent events through August 11, 2010 for recognition or disclosure in the financial statements.

Rental revenue - Tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the term of the related leases. Straight-line rent adjustments included in rental income on the combined statements of revenues and certain operating expenses totaled approximately $51,000 and $22,000 for the three months ended March 31, 2010 and 2009, respectively, and approximately $86,000, $152,000 and $145,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Reimbursements from tenants - Reimbursements from tenants of operating expenses and real estate taxes are recognized when they become billable to the tenants.

Repairs and maintenance - Expenditures for repairs and maintenance are expensed as incurred.

3.	Leases

The REIT, as lessor, has entered into various operating leases with tenants of the Pennsylvania Portfolio. American Pacific Investcorp LP expects to assume these leases when it acquires the Pennsylvania Portfolio. Approximate minimum future rentals under the leases in effect at December 31, 2009 are summarized as follows:

Years Ending December 31,

2010	$14,013,000
2011	11,723,000
2012	9,924,000
2013	6,952,000
2014	4,200,000
Thereafter	9,029,000
$55,841,000

Leases are generally for terms greater than one year and for no more than 10 years and provide for operating expense and real estate tax reimbursements and renewal options.

American Pacific Investcorp LP

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2010 reflects the financial position of American Pacific Investcorp LP, or we, us or our, as if the transactions described in the notes to the unaudited pro forma condensed consolidated balance sheet were completed on March 31, 2010.  The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2010 and the year ended December 31, 2009, present our results of operations as if the transactions described in the notes to the unaudited pro forma condensed consolidated statements of income were completed on January 1, 2009.  These unaudited pro forma condensed consolidated financial statements should be read in connection with the financial statements of the Pennsylvania Portfolio for the three months ended March 31, 2010 and 2009, and the three years in the period ended December 31, 2009 included elsewhere in this Registration Statements on Form S-1.

We were formed in Delaware on July 2, 2010 as a master limited partnership.  Our general partner is American Pacific Investcorp Partner LP which has a ___% general partnership interest in us. As of March 31, 2010 we had no assets or liabilities.

The unaudited pro forma condensed consolidated financial statements assume the following: (i) the proposed sale of ___ of our common units (representing limited partner interests) for aggregate proceeds of $174,726,000 ,excluding brokerage commissions and transaction costs; and (ii) our proposed acquisition of 33 office and industrial flex properties (the “Pennsylvania Portfolio”) from a publicly traded REIT, for $131.5 million, excluding acquisition closing costs.

These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and upon the completion of our initial public offering for these acquisitions our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements.  In the opinion of management, all adjustments necessary to reflect the effects of the transactions described above have been included in the pro forma condensed consolidated financial statements.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the expected results of operations for any future period.  Differences will result if we are unable to raise sufficient capital through the sale of our limited partnership interests to fund the purchase of the Pennsylvania Portfolio, and if the acquisition of any of the Pennsylvania Portfolio properties is not completed as planned.  Differences could also result from, among other considerations, future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in property level operating expenses, and changes in property level revenues including rents expected to be received on leases in place or signed during and after 2010.  Consequently, amounts presented in the unaudited pro forma condensed consolidated financial statements related to these transactions are likely to be different than actual future results.

American Pacific Investcorp LP
Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2010

		Acquisition of
	The	Pennsylvania
	Offering	Portfolio	Pro
	(A)	(B)	Forma

Assets:
Real estate properties:
Land	$-	$22,976,400	$22,976,400
Building and improvements	-	108,130,800	108,130,800
	-	131,107,200	131,107,200

Acquired real estate leases	-	1,809,300	1,809,300
Cash and cash equivalents	167,630,494	(135,352,000)	32,278,494
Other assets	-	-	-
Total assets	$167,630,494	$(2,435,500)	$165,194,994

Liabilities and Partners' Equity:
Acquired real estate lease obligations	$-	$1,416,500	$1,416,500
Partners' equity	167,630,494	(3,852,000)	163,778,494
Total liabilities and partners' equity	$167,630,494	$(2,435,500)	$165,194,994

American Pacific Investcorp LP
Unaudited Pro Forma Condensed Consolidated Statement of Income
Three Months Ended March 31, 2010

		Depreciation	General and
		and	Adminstrative
	Historical	Amortization	Expense	Pro
	(C)	(D)	(E)	Forma

Revenue:
Rental income	$3,555,875	$-	$-	$3,555,875
Reimbursement from tenants of
operating expenses and other income	2,162,622	-	-	2,162,622

Total Revenue	5,718,497	-	-	5,718,497

Operating Expenses:

Real estate taxes and insurance	654,230	-	-	654,230

Rental property operating expenses	1,729,246	-	-	1,729,246

Depreciation and amortization	-	675,825	-	675,825

General and administrative	-	-	303,000	303,000

Total Operating Expenses	2,383,476	675,825	303,000	3,362,301

Net Income	$3,335,021	$(675,825)	$(303,000)	$2,356,196

Weighted Average Units Outstanding

Net Income Per Unit

American Pacific Investcorp LP
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2009

		Depreciation	General and
		and	Adminstrative
	Historical	Amortization	Expense	Pro
	(C)	(D)	(E)	Forma

Revenue:
Rental income	$14,533,860	$-	$-	$14,533,860
Reimbursement from tenants of
operating expenses and other income	7,394,700	-	-	7,394,700

Total Revenue	21,928,560	-	-	21,928,560

Operating Expenses:

Real estate taxes and insurance	2,474,715	-	-	2,474,715

Rental property operating expenses	5,624,710	-	-	5,624,710

Depreciation and amortization	-	2,703,300	-	2,703,300

General and administrative	-	-	1,212,000	1,212,000

Total Operating Expenses	8,099,425	2,703,300	1,212,000	12,014,725

Net Income	$13,829,135	$(2,703,300)	$(1,212,000)	$9,913,835

Weighted Average Units Outstanding

Net Income Per Unit

American Pacific Investcorp LP

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Basis of Presentation

We were formed in Delaware on July 2, 2010 as a master limited partnership.  Our general partner is American Pacific Investcorp Partner LP which has a 12% general partnership interest in us. As of March 31, 2010 we had no assets, liabilities or operations.

The pro forma adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

Basic earnings per common unit equals diluted earnings per common unit as there are no common unit equivalent securities outstanding.

Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(A)
Represents the sale of _________ common units at an assumed offering price of $____ per unit (the “Offering”), net of underwriter commissions and expenses estimated at $13.3 million); application of the net proceeds will be used to complete our pending acquisition.

(B)
Represents the effect of our proposed acquisitions of the Pennsylvania Portfolio for an aggregate purchase price of approximately $131.5 million. The acquisition is to be funded through the Offering. The pro forma purchase price allocations are as follows, origination values of in-place leases was deemed immaterial (purchase price allocations are estimated for pro forma purposes and the actual allocations may differ):

	Purchase			Above Market	Below Market
Property	Price (3)	Land	Building	Leases Acquired	Leases Acquired

Property 1 (1)	$1,796,200	$429,300	$1,366,900	$-	$-
Property 2 (1)	2,371,600	605,200	1,736,100	30,300	-
Property 3 (1)	1,204,100	346,400	741,800	115,900	-
Property 4 (2)	2,098,100	464,400	1,678,900	-	45,200
Property 5 (2)	1,886,800	464,400	1,441,600	-	19,200
Property 6 (2)	2,329,300	464,400	1,823,500	41,400	-
Property 7 (2)	2,104,700	459,000	1,583,800	61,900	-
Property 8 (2)	2,727,900	464,900	2,249,200	13,800	-
Property 9 (2)	1,489,400	464,900	977,900	46,400	-
Property 10 (2)	12,172,500	2,163,300	9,245,100	764,100	-
Property 11 (2)	2,065,500	534,600	1,545,100	-	14,200
Property 12 (2)	2,822,100	579,300	2,274,400	-	31,600
Property 13 (2)	1,793,700	405,700	1,361,900	26,100	-
Property 14 (2)	2,211,100	683,200	1,440,900	87,000	-
Property 15 (2)	2,365,100	528,100	1,865,600	-	28,600
Property 16 (1)	620,900	405,000	216,900	-	1,000
Property 17 (1)	1,950,200	405,000	1,488,900	56,300	-
Property 18 (1)	1,325,300	405,000	907,500	12,800	-
Property 19 (1)	3,502,200	486,000	3,114,900	-	98,700
Property 20 (1)	3,343,100	932,200	2,313,900	97,000	-
Property 21 (1)	9,584,110	920,500	8,701,300	-	37,700
Property 22 (1)	11,717,200	946,300	11,035,700	-	264,800
Property 23 (1)	5,115,600	1,167,800	4,103,900	-	156,100
Property 24 (1)	3,500,300	490,100	3,006,800	3,400	-
Property 25 (1)	2,059,400	490,100	1,519,200	50,100	-
Property 26 (1)	2,856,500	490,100	2,316,700	49,700	-
Property 27 (1)	5,256,400	598,100	4,918,000	-	259,700
Property 28 (1)	5,899,300	614,300	5,121,400	163,600	-
Property 29 (1)	7,567,500	753,300	6,680,000	134,200	-
Property 30 (1)	4,892,700	999,000	4,073,200	-	179,500
Property 31 (1)	2,620,200	657,500	1,907,600	55,100	-
Property 32 (1)	6,759,600	1,368,900	5,442,900	-	52,200
Property 33 (1)	11,491,400	1,790,100	9,929,300	-	228,000
	$131,500,000	$22,976,400	$108,130,800	$1,809,300	$1,416,500

(1) Property located in Bethlehem, PA.
(2) Property located in Allentown, PA.

(3) Purchase prices exclude acquisition costs.

Pro forma partners’ equity reflects a reduction of $3,852,000 of estimated acquisition costs that will be charged to expense as incurred.

Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments

(C)
Represents the historical revenues and certain operating expenses of the properties to be acquired. Amounts were derived from the Pennsylvania Portfolio’s audited statements of revenue and certain operating expenses which are included elsewhere in the Registration Statement on Form S-1.

(D)
Represents the effect on revenues and operating expenses for depreciation of the acquired buildings. Depreciation was calculated using a 40 year life for buildings and improvements, assuming the transaction was completed on January 1, 2009.

The effect on revenues and operating expenses for the amortization of net capitalized above market lease values and below market lease values assuming the transaction was completed on January 1, 2009 was determined to be insignificant to the unaudited pro forma statements of income.

(E)	Represents the effect on revenues and operating expenses for estimated general and administrative expenses. Estimated general and administrative expenses include the following: _______________.

	Three	Year
	Months Ended	Ended
	March 31, 2010	December 31, 2009

Executive salaries (a)	$93,000	$372,000
Compliance cost (b)	100,000	400,000
Director fees	22,500	90,000
Insurances	75,000	300,000
Other	12,500	50,000

	$303,000	$1,212,000

(a) Based on proposed employment contracts with executive officers.

(b) Includes annual public reporting costs including; Sarbanes-Oxley compliance, annual audit fees, internal corporate reporting department, tax compliance and other corporate governance.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The Securities and Exchange Commission registration fee and the estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee		$13,333.10
Accounting fees and expenses
Legal fees and expenses
Printing expenses
Miscellaneous
Total	$

Item 15. Indemnification of Directors and Officers.

Indemnification Under the Delaware Limited Partnership Act and Our Limited Partnership Agreement

We are organized under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.

Our partnership agreement provides that our general partner, its affiliates, and all officers, directors, employees and agents of our general partner and its affiliates (individually, an “Indemnitee”), to the fullest extent permitted by law, will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the general partner or an affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the general partner or an affiliate thereof or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business or affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a general partner, an affiliate, or an officer, director, employee or agent of the general partner or of an affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute willful misconduct. The agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement. Any indemnification under the partnership agreement  shall be satisfied solely out of the assets of the Partnership. The record holders shall not be subject to personal liability by reason of the indemnification provision.

Item 15- Recent Sales Of Unregistered Securities

Not applicable.

Item 16. Exhibits

(a)	Exhibits

(b)	The following documents are filed as exhibits to this registration statement:
Exhibit
Number		Description

3.1	—	Certificate of Limited Partnership of American Pacific Investcorp LP
3.2	—	Certificate of Limited Partnership of American Pacific Investcorp Partner LP
3.3	—	Certificate of Formation of American Pacific Investcorp GP, LLC
5.1	—	Opinion of Counsel JSBarkats PLLC
23.1	—	Opinion of Auditor, HRR
Item 17. Undertakings

The undersigned Registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(2) If the Registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on ______ ___, 2010.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/Philip Pilevsky Philip Pilevsky	Chairman of the Board of Directors of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Michael Pilevsky Michael Pilevsky	Co-President and Co-Chief Executive Officer of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Seth Pilevsky Seth Pilevsky	Co-President and Co-Chief Executive Officer of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Sheila Levine Sheila Levine	Vice President and Secretary of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Gerald Jagendorf Gerald Jagendorf	Director of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Tracy Dwyer Tracy Dwyer	Director of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Melanie Brill Melanie Brill	Director of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Diana Marrone Diana Marrone	Director of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Vincent Carrega Vincent Carrega	Director of American Pacific Investcorp GP, LLC	August 13, 2010
/s/Michael Arons Michael Arons	Chief Financial Officer of American Pacific Investcorp GP, LLC	August 13, 2010

*       Executed by Attorney-in-Fact